sec

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.         )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Soliciting Material Pursuant to § 240.14a-12

MarketAxess Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MarketAxess Holdings Inc.

55 Hudson Yards, 15th Floor

New York, New York 10001

April 24, 2019

To the Stockholders of MarketAxess Holdings Inc.:

You are invited to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of MarketAxess Holdings Inc. (the “Company”) scheduled for Wednesday, June 5, 2019 at 10:00 a.m., Eastern Daylight Time, on the 15th floor of our principal executive offices located at 55 Hudson Yards, New York, New York 10001. The Company’s Board of Directors and management look forward to seeing you.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement, which you are urged to read carefully.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. On April 24, 2019, we expect to mail to our stockholders a Notice containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2018 and vote online. The Notice contains instructions on how you can receive a paper copy of the Proxy Statement, proxy card and Annual Report if you only received a Notice by mail.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting in person, your shares should be represented and voted. After reading the enclosed Proxy Statement, please cast your vote via the Internet or telephone or complete, sign, date and return the proxy card in the pre-addressed envelope that we have included for your convenience. If you hold your shares in a stock brokerage account, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote via the Internet or by telephone.

On behalf of the Board of Directors, thank you for your continued support.

Sincerely,

Richard M. McVey
Chairman and Chief Executive Officer

MarketAxess Holdings Inc.

55 Hudson Yards, 15th Floor

New York, New York 10001

NOTICE OF

2019 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of MarketAxess Holdings Inc.:

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of MarketAxess Holdings Inc., a Delaware corporation (the “Company”), will be held on Wednesday, June 5, 2019, at 10:00 a.m., Eastern Daylight Time, on the 15th floor of our principal executive offices located at 55 Hudson Yards, New York, New York 10001.

At the Annual Meeting we will:

1.   vote to elect the 10 nominees named in the attached Proxy Statement as members of the Company’s Board of Directors for terms expiring at the 2020 Annual Meeting of Stockholders;

2.   vote to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019;

3.   hold an advisory vote to approve the compensation of the Company’s named executive officers as disclosed in the attached Proxy Statement; and

4.   transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These items are more fully described in the Company’s Proxy Statement accompanying this Notice.

The record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof, was the close of business on April 8, 2019. You have the right to receive this Notice and vote at the Annual Meeting if you were a stockholder of record at the close of business on April 8, 2019. Please remember that your shares cannot be voted unless you cast your vote by one of the following methods: (1) vote via the Internet or call the toll-free number as indicated on the proxy card; (2) sign and return a paper proxy card; or (3) vote in person at the Annual Meeting.

By Order of the Board of Directors,

Scott Pintoff
General Counsel and Corporate Secretary

New York, New York

April 24, 2019

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND COMPLETE AND SUBMIT YOUR PROXY CARD VIA THE INTERNET OR SIGN AND DATE YOUR PAPER PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. ALTERNATIVELY, YOU MAY BE ABLE TO SUBMIT YOUR PROXY BY TOUCH-TONE PHONE AS INDICATED ON THE PROXY CARD.

MarketAxess Holdings Inc.

55 Hudson Yards, 15th Floor

New York, New York 10001

PROXY STATEMENT for the

2019 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 5, 2019

GENERAL INFORMATION

This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors (the “Board” or “Board of Directors”) of MarketAxess Holdings Inc., a Delaware corporation (“MarketAxess”, the “Company”, “we” or “our”), to be used at our 2019 Annual Meeting of Stockholders (the “Annual Meeting”) scheduled for Wednesday, June 5, 2019, at 10:00 a.m., Eastern Daylight Time, on the 15th floor of our principal executive offices located at 55 Hudson Yards, New York, New York 10001.

This Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders and proxy card are first being mailed to stockholders on or about April 24, 2019. Whenever we refer in this Proxy Statement to the “Annual Meeting,” we are also referring to any meeting that results from any postponement or adjournment of the June 5, 2019 meeting.

Holders of record of our Common Stock, par value $0.003 per share (“Common Stock”), at the close of business on April 8, 2019 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. On that date, there were 37,251,666 shares entitled to be voted.

We encourage you to vote your shares, either by voting in person at the Annual Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you vote via the Internet or telephone or execute the attached paper proxy card, the individuals designated will vote your shares according to your instructions. If any matter other than the Proposals listed in the Notice of Annual Meeting of Stockholders is presented at the Annual Meeting, the designated individuals will, to the extent permissible, vote all proxies in the manner that the Board may recommend or, in the absence of such recommendation, in the manner they perceive to be in the best interests of the Company.

If you indicate when voting via the Internet that you wish to vote as recommended by the Board or if you execute the enclosed paper proxy card but do not give instructions, your proxy will be voted as follows: (1) FOR the election of the nominees for director named herein, (2) FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019, (3) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement, and (4) in accordance with the best judgment of the persons appointed as proxies with respect to any other matters that properly come before the Annual Meeting. If your shares are held in a stock brokerage account or by a bank or other nominee, see the information under the heading Voting — Broker authority to vote.

Information on how you may vote at the Annual Meeting (such as granting a proxy that directs how your shares should be voted, or attending the Annual Meeting in person), as well as how you can revoke a proxy, is contained in this Proxy Statement under the headings Solicitation of Proxies and Voting.

We are furnishing proxy materials to our stockholders primarily via the Internet. On April 24, 2019, we expect to mail beneficial owners of our Common Stock a Notice of Internet Availability containing instructions on how to access our proxy materials, including this Proxy Statement and our Annual Report. The Notice of Internet Availability also instructs you on how to vote via the Internet. Other stockholders, in accordance with their prior requests, received e-mail notification of how to access our proxy materials and vote via the Internet, or have been mailed paper copies of our proxy materials and a proxy card or voting form. The proxy card includes instructions on how to vote via the telephone. All beneficial owners will have the ability to access the proxy materials, including this Proxy Statement and our Annual Report, on the website referred to in the Notice of Internet Availability.

Internet distribution of our proxy materials is designed to provide our stockholders with the information they need, while lowering costs of delivery and reducing the environmental impact of our Annual Meeting. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be held on June 5, 2019

Our Proxy Statement and 2018 Annual Report to Stockholders are available at

https://materials.proxyvote.com/57060D

SOLICITATION OF PROXIES

General

The attached proxy card allows you to instruct the designated individuals how to vote your shares. You may vote in favor of, against, or abstain from voting on any proposal. In addition, with respect to Proposal 1 (the election of directors), you may, if you desire, indicate on the proxy card that you are not authorizing the designated individuals to vote your shares for one or more of the nominees.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of a Notice of Internet Availability of Proxy Materials, this Proxy Statement, the proxy card and any additional soliciting materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners. In addition, we may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

VOTING

Stockholders entitled to vote and shares outstanding

Each stockholder is entitled to one vote for each share of Common Stock held on each matter submitted to a vote at the Annual Meeting. As of the Record Date, 37,251,666 shares of Common Stock were outstanding and entitled to be voted at the Annual Meeting.

How to vote

Submitting a proxy via mail, the Internet or telephone

You may vote by calling the toll-free telephone number listed on the proxy card or visiting the website address listed on the Notice or the proxy card. If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number noted on the Notice before your proxy will be accepted. In addition to the instructions that appear on the Notice, step-by-step instructions will be provided by recorded telephone message or at the designated website on the Internet. Votes submitted by telephone or via the Internet must be received by 11:59 p.m., EDT, on June 4, 2019 in order for them to be counted at the Annual Meeting.

If you are a stockholder of record, or otherwise received a printed copy of the proxy materials, in addition to the methods described above, you may also submit your proxy with voting instructions by mail by following the instructions set forth on the proxy card included with the proxy materials. Specifically, if you are a stockholder of record on the Record Date, you may vote by mailing your proxy card, with voting instructions, to the address listed on your proxy card.

Voting your shares in person at the Annual Meeting

For Shares Directly Registered in the Name of the Stockholder: You may vote in person at the Annual Meeting; however, we encourage you to vote by proxy card or the Internet even if you plan to attend the meeting. If you plan to attend the Annual Meeting, you will need to bring proof of your ownership of our Common Stock as of the close of business on April 8, 2019, the Record Date.

For Shares Registered in the Name of a Brokerage Firm or Bank: You may vote in person at the Annual Meeting; however, you will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the close of business on April 8, 2019. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Annual Meeting.

Revoking a proxy

A proxy that was submitted via the Internet or by telephone may be revoked at any time before it is exercised by (1) executing a later-dated proxy card via the Internet or by telephone or (2) attending the Annual Meeting and voting in person by ballot.

A proxy that was submitted by mail may be revoked at any time before it is exercised by (1) giving written notice revoking the proxy to our General Counsel and Corporate Secretary at MarketAxess Holdings Inc., 55 Hudson Yards, 15th Floor, New York, NY 10001, (2) subsequently sending another proxy bearing a later date or (3) attending the Annual Meeting and voting in person by ballot.

If your shares are registered in the name of a brokerage firm or bank, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Your attendance at the Annual Meeting in and of itself will not automatically revoke a proxy that was submitted via the Internet, by telephone or by mail.

Broker authority to vote

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in street name. These proxy materials are being forwarded to you by your broker or nominee, who is considered to be the holder of record with respect to your shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote by filling out the voting instruction form provided by your broker or nominee. Telephone and Internet voting options may also be available to beneficial owners. As a beneficial owner, you are also invited to attend the Annual Meeting, but you must obtain an account statement or other acceptable evidence of ownership of our Common Stock or a proxy from the holder of record of your shares in order to vote in person at the Annual Meeting.

If your shares are held in street name, your broker or nominee will ask you how you want your shares to be voted. If you provide voting instructions, your shares must be voted as you direct. If you do not furnish voting instructions, one of two things can happen, depending upon whether a proposal is “routine.” Under the rules that govern brokers that have record ownership of shares beneficially owned by their clients, brokers have discretion to cast votes only on routine matters, such as the ratification of the appointment of independent registered public accounting firms, without voting instructions from their clients. Brokers are not permitted, however, to cast votes on “non-routine” matters without such voting instructions, such as the election of directors. A “broker non-vote” occurs when a beneficial owner has not provided voting instructions and the broker holding shares for the beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal.

Quorum

A quorum is required for the conduct of business at the meeting. The presence at the meeting, in person or by proxy, of the holders of shares having a majority of the voting power represented by all outstanding shares entitled to vote on the Record Date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, and broker non-votes (as described above) will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

Votes necessary to approve each proposal

Election of Directors. Our Bylaws include a majority voting standard for the election of directors in uncontested elections, which are generally defined as elections in which the number of nominees does not exceed the number of directors to be elected at the meeting. In the election of directors (Proposal 1), you may either vote “FOR,” “AGAINST” or “ABSTAIN” as to each nominee. Cumulative voting is not permitted. Under the majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A majority of the votes cast means that the number of votes cast “FOR” a candidate for director exceeds the number of votes cast “AGAINST” that candidate for director. Brokers do not have discretionary authority to vote for directors. Abstentions and broker non-votes will not count as a vote cast “FOR” or “AGAINST” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast.

Other Items. For the ratification of our independent registered public accounting firm (Proposal 2) and the adoption of a resolution approving, on a non-binding, advisory basis, the compensation of the Company’s named executive officers (Proposal 3), the proposals will be decided by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy. Abstentions will be counted as shares present and entitled to vote on these proposals and will have the same effect as negative votes. Broker non-votes will not be counted as shares present and entitled to vote.

Certain stockholder-related matters

We do not know of any stockholder proposals that may be properly presented at the Annual Meeting. For information regarding inclusion of stockholder proposals in our 2020 Annual Meeting of Stockholders, see the information in this Proxy Statement under the section heading Other Matters — Stockholder proposals for 2020 Annual Meeting.

AVAILABILITY OF CERTAIN DOCUMENTS

Householding of Annual Meeting materials

The Company and some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one copy of our Proxy Statement is sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you upon written or oral request to our Investor Relations Department at MarketAxess Holdings Inc., 55 Hudson Yards, 15th Floor, New York, NY 10001 or 212-813-6000. If you want to receive separate copies of our proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Additional information

We are required to file annual, quarterly and current reports, proxy statements and other reports with the U.S. Securities and Exchange Commission (“SEC”). Copies of these filings are available through our Internet website at www.marketaxess.com or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including our Annual Report on Form 10-K for the year ended December 31, 2018, without charge to any stockholder upon written or oral request to our Investor Relations Department at MarketAxess Holdings Inc., 55 Hudson Yards, 15th Floor, New York, NY 10001 or 212-813-6000.

PROPOSAL 1 — ELECTION OF DIRECTORS

The first proposal to be voted on at the Annual Meeting is the election of directors. Our Board currently consists of 13 directors, 11 of whom are not our employees. Each of the nominees for director was elected by the Company’s stockholders on June 7, 2018, except for Christopher R. Concannon and Nancy Altobello, who were appointed to the Board as of January 22, 2019 and April 16, 2019, respectively. The directors are nominated for a term that begins at the Annual Meeting and ends at the 2020 Annual Meeting of Stockholders. Each director will hold office until such director’s successor has been elected and qualified, or until such director’s earlier resignation or removal.

David G. Gomach, who has been a director since February 2005, Carlos M. Hernandez, who has been a director since February 2006 and James J. Sullivan, who has been a director since March 2012 will not stand for reelection.  Messrs. Gomach, Hernandez and Sullivan’s service as directors on the Board will cease as of the date of the Annual Meeting.  Following the Annual Meeting, and assuming the election of each director nominee, our Board will consist of 10 directors, 8 of whom are not our employees.  The Board will continue to evaluate its composition as part of its focus on self-assessment and board refreshment.

Your vote

If you sign the enclosed proxy card and return it to the Company, your proxy will be voted FOR all directors, for terms expiring at the 2020 Annual Meeting of Stockholders, unless you specifically indicate on the proxy card that you are casting a vote against one or more of the nominees or abstaining from such vote.

A majority of the votes cast by stockholders entitled to vote at the Annual Meeting is required for the election of each director. Accordingly, the directorships to be filled at the Annual Meeting will be filled by the nominees receiving a majority of votes for their election. In the election of directors, stockholders will be given the choice to cast votes for or against the election of directors or to abstain from such vote. The number of shares voted for a director must exceed the number of votes cast against that director. Abstentions and broker non-votes will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Board recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES:

Richard M. McVey

Nancy Altobello

Steven L. Begleiter

Stephen P. Casper

Jane Chwick

Christopher R. Concannon

William F. Cruger

Richard G. Ketchum

Emily H. Portney

John Steinhardt

Each of these nominees is currently serving as a director on our Board, and each nominee has agreed to continue to serve on the Board if he or she is elected at the Annual Meeting. If any nominee is unable (or for good cause declines) to serve as a director at any time before the Annual Meeting, proxies may be voted for the election of a qualified substitute designated by the current Board, or else the size of the Board will be reduced accordingly. Biographical information about each of the nominees is included below under Director information.

Qualifications for director nominees

The minimum qualifications for Board consideration are:

•	substantial experience working as an executive officer for, or serving on the board of, a public company;
•	significant accomplishment in another field of endeavor related to the strategic running of our business; or
•	an ability to make a meaningful contribution to the oversight and governance of a company having a scope and size similar to our Company.

A director must have an exemplary reputation and record for honesty in his or her personal dealings and business or professional activity. All directors must demonstrate strong leadership skills and should possess a basic understanding of financial matters; have an ability to review and understand the Company’s financial and other reports; and be able to discuss such matters intelligently and effectively. He or she also needs to exhibit qualities of independence in thought and action. A candidate should be committed first and foremost to the interests of the stockholders of the Company. Persons who represent a particular special interest, ideology, narrow perspective or point of view would not, therefore, generally be considered good candidates for election to our Board. The key experience, qualifications and skills each of our directors brings to the Board that are important in light of our business are included in their individual biographies below.

Our Board does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. Our Corporate Governance Guidelines, however, require the Board’s Nominating and Corporate Governance Committee to review the qualifications of the directors and the composition of the Board as a whole. This assessment includes not only the independence of the directors, but consideration of required minimum qualifications, skills, expertise and experience in the context of the needs of the Board and its ability to oversee the Company’s business.

Director information

At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the persons named below to serve as directors of the Company for a term beginning at the Annual Meeting and ending at the 2019 Annual Meeting of Stockholders.

Richard M. McVey Director since April 2000

Richard M. McVey (59) has been our Chief Executive Officer and Chairman of our Board of Directors since our inception. As an employee of J.P. Morgan & Co., one of our founding broker-dealers, Mr. McVey was instrumental in the founding of MarketAxess in April 2000. Prior to founding MarketAxess, Mr. McVey was Managing Director and Head of North America Fixed-Income Sales at J.P. Morgan, where he managed the institutional distribution of fixed-income securities to investors. Mr. McVey led MarketAxess through the Company’s IPO in 2004, and since that time, MarketAxess has been one of the fastest growing financial technology companies in the U.S. public markets, with industry leading total shareholder returns.  Mr. McVey was named the Ernst & Young National Entrepreneur of the Year for financial services in 2012, and he has been named to the Institutional Investor Tech 40 list 15 times. Mr. McVey is a member of the SEC’s Fixed Income Market Structure Advisory Committee, for which he chairs the Technology and Electronic Trading Sub-Committee. Mr. McVey serves on the Board of Directors of Miami (Ohio) University Foundation, as well as the Board of Trustees of Colby College. He previously served on the board of directors of Blue Mountain Credit Alternatives L.P., an asset management fund focused on the credit markets and equity derivatives markets. Mr. McVey received a B.A. in finance from Miami (Ohio) University and an M.B.A. from Indiana University.

Mr. McVey’s role as one of our founders and his service as our Chief Executive Officer for over 19 years give him deep knowledge and understanding of all aspects of the business and operations of MarketAxess. Mr. McVey’s extensive experience in the financial services industry, including significant leadership roles at J.P. Morgan, has provided the Company with comprehensive knowledge of the financial markets that we serve and the institutions and dealers that are our clients.

Nancy Altobello Director since April 2019

Nancy Altobello (61) was most recently Global Vice Chair, Talent of Ernst & Young (“EY”), a professional services firm, where she was responsible for EY’s talent and people strategy worldwide from July 2014 until her retirement in June 2018. Previously, Ms. Altobello held a number of senior positions at EY, including Americas Vice Chair, Talent from 2008 to 2014, Managing Partner, Northeast Region Audit and Advisory Practices from 2003 to 2008 and Managing Partner, North American Audit Practice from 1999 to 2003. Throughout this time, Ms. Altobello also served as an audit partner for a number of leading global organizations.  She currently serves as a board member of MTS Systems Corporation and a trustee of the Fidelity Charitable board of trustees. Ms. Altobello received a B.S. in accounting from Fairfield University.

Ms. Altobello was selected to serve on the Board due to her financial, audit and Sarbanes Oxley compliance expertise, her knowledge of talent and people strategy, and her global business experience.

Steven L. Begleiter Director since April 2012

Steven L. Begleiter (57) has been employed with Flexpoint Ford, LLC, a private equity group focused on investments in financial services and healthcare, since October 2008, where he currently serves as Managing Director. Prior to joining Flexpoint Ford, Mr. Begleiter spent 24 years at Bear Stearns & Co., serving first as an investment banker in the Financial Institutions Group and then as Senior Managing Director and member of its Management and Compensation Committee from 2002 to September 2008. Mr. Begleiter also served as head of Bear Stearns’ Corporate Strategy Group. Mr. Begleiter currently serves on the board of directors of WisdomTree Investments, Inc., Great Ajax Corp. and on the board of directors of certain portfolio companies of Flexpoint Ford, LLC. Mr. Begleiter received a B.A. with Honors in economics from Haverford College.

Mr. Begleiter brings many years of leadership experience in the financial services and private equity industries to the Board. Mr. Begleiter also has extensive industry knowledge and expertise relating to mergers and acquisitions and capital formation.

Stephen P. Casper Director since April 2004

Stephen P. Casper (69) is retired. Most recently, Mr. Casper was the President of TRG Management L.P., the investment manager of the TRG Global Opportunity Master Fund, Ltd., from April 2010 to August 2012. From September 2008 to April 2010, Mr. Casper was a partner of Vastardis Capital Services, which provides fund administration and securities processing outsourcing services to hedge funds, funds of funds and private equity funds and their investment management sponsors. Prior to this, Mr. Casper was Chairman and Chief Executive Officer of Charter Atlantic Corporation, the holding company of Fischer Francis Trees & Watts, Inc. (“FFTW”), a specialist manager of U.S., global and international fixed-income portfolios for institutional clients, and Malbec Partners, a manager of single-strategy hedge funds. From April 2004 to January 2008, Mr. Casper was the President and CEO of FFTW. Mr. Casper joined FFTW as Chief Financial Officer in 1990 and was appointed Chief Operating Officer in May 2001. From 1984 until 1990, Mr. Casper was Treasurer of the Rockefeller Family Office. Mr. Casper has been a member of the Board of Directors of multiple fixed income hedge funds managed by KLS Diversified Asset Management since July 2012. Mr. Casper is Vice-Chairman of the Board of Directors of GMO LLC, a global investment management firm providing clients with asset management solutions and services, since May 2014. Mr. Casper is a member of the Investment Committee of the Brooklyn Museum. Mr. Casper is a Certified Public Accountant and received a B.B.A. in accounting from Baruch College, from which he graduated magna cum laude, Beta Gamma Sigma, and an M.S. in finance and accounting from The Wharton School at the University of Pennsylvania.

Mr. Casper’s experience in the fixed-income markets and financial services industry and his experience in financial reporting and accounting roles bring extensive public accounting, financial reporting, risk management and leadership skills to the Board.

Jane Chwick Director since October 2013

Jane Chwick (56) was most recently the Co-Founder and Co-CEO of Trewtec, Inc., a technology advisory firm designed to help board members and CEOs evaluate the technology function in their companies, from September 2014 until the firm ceased operations in August 2017. Prior to this role, she was a Partner and Co-Chief Operating Officer of the Technology Division of Goldman Sachs Group, Inc. where she was responsible for financial and business planning, technical strategy and ongoing management of an 8,000-person organization until her retirement in April 2013. During her 30-year career at Goldman Sachs, Ms. Chwick held a number of senior positions, including Global Head of Technology of the Securities Division and Global Head of Derivatives Technology.  Ms. Chwick served on many governance committees at Goldman Sachs, including the firm’s Finance Committee, the firm-wide New Activity Committee and the Technology Risk Committee, and served as co-chair of the Technology Division Operating Committee. During her tenure, she drove the design, build and integration of technology across all of Goldman Sachs’ derivatives businesses, including fixed income, commodities, currencies and equities. Ms. Chwick is a member of the Board of Directors of Voya Financial, Inc., People’s United Financial, Inc., Essent Group and Thoughtworks, and also serves on the Executive Board of Trustees of the Queens College Foundation. Ms. Chwick received a B.A. in mathematics from Queens College and an M.B.A. from St. John’s University with a concentration in MIS and quantitative analysis.

Ms. Chwick’s extensive technology leadership experience gained in a global financial services firm, combined with her depth of market knowledge and industry insight, bring valuable skills and strategic perspective to the Board.

Christopher R. Concannon Director since January 2019

Christopher R. Concannon (51) has been our President and Chief Operating Officer since January 2019. Mr. Concannon previously served as President and Chief Operating Officer of Cboe Global Markets, Inc., one of the world’s largest exchange holding companies, a position he was appointed to upon Cboe’s acquisition of Bats Global Markets, Inc. in 2017. At Cboe, he was responsible for the company’s transaction businesses, including global derivatives, U.S. and European equities, and global foreign exchange – as well as overseeing Cboe’s technology, operations, risk, and marketing divisions.  Until Bats’ acquisition by Cboe, Mr. Concannon served as President of Bats from December 2014, director from February 2015, and Chief Executive Officer from March 2015. Mr. Concannon has more than 20 years of experience as an executive at Nasdaq, Virtu Financial, Instinet and as an attorney at Morgan Lewis and Bockius and the Securities and Exchange Commission.  Mr. Concannon has received a B.A. from Catholic University, an M.B.A. from St. John’s University, and a J.D. from Catholic University’s Columbus School of Law.

Mr. Concannon brings to the Board extensive experience leading companies in the global exchange industry.  Mr. Concannon also has deep and critical knowledge regarding automated trading, the delivery of innovative technology solutions, market structure and clearing operations.

William F. Cruger Director since November 2013

William F. Cruger (60) was most recently Vice Chairman of Investment Banking at JPMorgan Chase & Co. where he was responsible for key client relationships on a global basis until his retirement in August 2013. Previously, Mr. Cruger held a number of senior positions at J.P. Morgan, including Managing Director in the Financial Institutions group from 1996 to 2011. During this time, he oversaw the rationalization of the firm’s private equity investments in trading platforms and related ventures at LabMorgan from 2000 to 2001. Prior to this, Mr. Cruger ran the firm’s investment banking practices in Japan from 1991 to 1996, Latin America from 1989 to 1991 and Emerging Asia from 1984 to 1988. He currently serves as a board member of People’s United Financial, Inc. and Virtu Financial, Inc., and has previously served on the boards of Archipelago, Credittrade and Capital IQ. Mr. Cruger received a B.A. from Clark University and an M.B.A. from Columbia University.

Mr. Cruger’s diverse experience in investment banking at a global financial services firm, his extensive knowledge of financial institutions and financial markets, his leadership roles as a director of other financial services firms, and his international business experience bring critical skills and strategic insight to the Board.

Richard G. Ketchum Director since April 2017

Richard G. Ketchum (68) is retired.  Mr. Ketchum was Chief Executive Officer of the Financial Industry Regulatory Authority, Inc. (“FINRA”) from March 2009 to July 2016 and served as Chairman of FINRA’s Board of Governors from March 2009 to August 2016.  Prior to joining FINRA, Mr. Ketchum held a range of senior regulatory positions in the financial industry over twenty years, including as Chief Executive Officer of NYSE Regulation, Inc., President of the NASDAQ OMX Group Inc., a predecessor of Nasdaq, Inc., President and Chief Operating Officer of the National Association of Securities Dealers Inc., a predecessor of FINRA, and Director of the Division of Market Regulation at the SEC.  Mr. Ketchum was also the General Counsel of the Corporate and Investment Bank of Citigroup Inc.  Mr. Ketchum currently serves as Non-Executive Chairman of the board of directors of Och-Ziff Capital Management. He is also on the board of directors of GSS, a subsidiary of BNY Mellon.  Mr. Ketchum received a B.A. from Tufts University and a J.D. from New York University School of Law.

Mr. Ketchum brings to the Board substantial regulatory experience in the securities industry and deep knowledge of the legal and compliance issues facing companies in the financial services industry.

Emily H. Portney Director since October 2017

Emily H Portney (47) has been Head of Asset Servicing, Americas for BNY Mellon since October 2018. Prior to this role, Ms. Portney was Chief Financial Officer of Barclays International from September 2016 to September 2018. From April 2016 to August 2016, she served as North America Chief Financial Officer for Visa, Inc. Prior to that, from June 1993 to January 2016, Ms. Portney worked at JPMorgan Chase & Co., serving in various senior roles including Global Head of Clearing, Collateral Management, and Execution; Chief Financial Officer of Equities and Prime Services; and Chief Operating Officer of Futures and Options. Ms. Portney currently serves on the board of directors of The Depository Trust & Clearing Corporation (DTCC).  Ms. Portney received a B.A. from Duke University and an M.B.A. from Columbia University.

Ms. Portney brings leadership experience from a number of financial institutions. Ms. Portney also has in-depth experience relating to clearing operations and strategies and the requirements of operating a firm in a highly regulated industry.

John Steinhardt Director since April 2000

John Steinhardt (65) is a founder, and has been a Managing Partner, Co-Chief Executive Officer and Co-Chief Investment Officer, of KLS Diversified Asset Management since July 2007. From July 2006 until July 2007, Mr. Steinhardt managed a private investment portfolio. Mr. Steinhardt was the founder, Chief Executive Officer and Chief Investment Officer of Spectrum Investment Group from January 2005 to July 2006. Until October 2004, Mr. Steinhardt was Head of North American Credit Markets for JPMorgan Chase & Co. and a member of the Management Committee of the Investment Banking Division of JPMorgan Chase & Co. Prior to the merger of J.P. Morgan & Co. and the Chase Manhattan Bank, Mr. Steinhardt was the Head of U.S. Securities at Chase Securities Inc. and a member of the Management Committee from 1996 to 2000. He currently serves on the board of directors of the 92nd Street Y and the board of trustees of the Central Park Conservancy. Mr. Steinhardt received a B.S. in economics from St. Lawrence University and an M.B.A. from Columbia University.

Mr. Steinhardt brings substantial leadership experience at a number of financial institutions and extensive experience in the financial markets that we serve. Mr. Steinhardt also has a deep knowledge and understanding of the requirements of operating in a highly regulated industry.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director independence

The Board of Directors has determined that each of our current directors, other than Messrs. McVey, our Chief Executive Officer, and Concannon, our President and Chief Operating Officer, currently meet the independence requirements contained in the NASDAQ listing standards and applicable tax and securities rules and regulations. None of these non-employee directors has a relationship with the Company or its subsidiaries that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In compliance with the NASDAQ listing standards, we have a Board of Directors comprised of a majority of independent directors. The NASDAQ listing standards have both objective tests and a subjective test for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he is an employee of the Company or is a partner in or controlling shareholder or executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

None of the non-employee directors were disqualified from “independent” status under the objective tests. In assessing independence under the subjective test, the Board took into account the standards in the objective tests, and reviewed and discussed additional information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to MarketAxess’ management. Based on all of the foregoing, as required by the NASDAQ listing standards, the Board made a substantive determination as to each of the independent directors that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

In addition to Board-level standards for director independence, the directors who serve on the Audit Committee and the Compensation Committee each satisfy standards established by the SEC and the NASDAQ listing rules providing that to qualify as “independent” for purposes of membership on the Audit Committee or the Compensation Committee, members of such committees may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation. Also, each of the directors who serve on the Compensation Committee has been determined to be a “non-employee director” for purposes of the applicable SEC rules and regulations and an “outside director” for purposes of the applicable tax rules.

In making its independence determinations, the Board considered transactions occurring since the beginning of 2016 between the Company and entities associated with the independent directors or members of their immediate family. In each case, the Board determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not impair the director’s independence. The Board’s independence determinations included reviewing the relationship of certain of our directors who are or, for a portion of the past three years, were senior employees of broker-dealer and institutional investor clients. In addition, the Board considered that Mr. Hernandez is the Head of Global Banking at JPMorgan Chase & Co., which accounted for approximately 5.0% of the Company’s consolidated gross revenue for 2018, and is the administrative agent and sole lender under our credit agreement, provides cash and investment management services to the Company and operates our share repurchase program.

We do not have a director tenure requirement, as we believe our efforts to regularly refresh the Board with new directors, as well as natural turnover, has achieved the appropriate balance between maintaining longer-term directors with deep institutional knowledge and new directors who bring new perspectives and diversity to our Board. Notwithstanding this belief and the fact that our corporate governance guidelines and NASDAQ Global Select Market rules do not deem long-tenured directors to be non-independent, our Board reviews director tenure in connection with its director independence determinations.

How nominees to our Board are selected

Candidates for election to our Board of Directors are nominated by our Nominating and Corporate Governance Committee and ratified by our full Board of Directors for nomination to the stockholders. The Nominating and Corporate Governance Committee operates under a charter, which is available on our corporate website at www.marketaxess.com.

The Nominating and Corporate Governance Committee will give due consideration to candidates recommended by stockholders. Stockholders may recommend candidates for the Nominating and Corporate Governance Committee’s consideration by submitting such recommendations directly to the Nominating and Corporate Governance Committee as described below under Communicating with our Board members. In making recommendations, stockholders should be mindful of the discussion of minimum qualifications set forth above under Qualifications for director nominees. However, just because a recommended individual meets the minimum qualification standards does not imply that the Nominating and Corporate Governance Committee will necessarily nominate the person so recommended by a stockholder. The Nominating and Corporate Governance Committee may also engage outside search firms to assist in identifying or evaluating potential nominees.  Ms. Altobello and Mr. Concannon were recommended to the Nominating and Corporate Governance Committee of the Board by Messrs. Cruger and McVey, respectively.

Board leadership structure

Our Chief Executive Officer (“CEO”) also serves as the Chairman of the Board (the “Chairman”), and we have a Lead Independent Director who is responsible, among other things, for consulting with the Chairman regarding the agenda for each Board meeting and coordinating the activities of the non-employee directors, including presiding over the executive sessions of non-employee directors. We believe that this structure is appropriate for the Company because it allows one person to speak for and lead the Company and the Board, while also providing for effective oversight by an independent Board through a Lead Independent Director. Our CEO, as the individual with primary responsibility for managing the Company’s strategic direction and day-to-day operations, is in the best position to provide Board leadership that is aligned with our stockholders’ interests, as well as the Company’s needs. Our overall corporate governance policies and practices, combined with the strength of our independent directors, minimize any potential conflicts that may result from combining the roles of CEO and Chairman.

Mr. Casper currently serves as the Lead Independent Director. The full Board, by majority vote, elects the Lead Independent Director.

The Board has established other structural safeguards that serve to preserve the Board’s independent oversight of management. First, the Board is comprised almost entirely of independent directors who are highly qualified and experienced, and who exercise a strong, independent oversight function. The Board’s Audit Committee, Compensation Committee, Investment Committee, Nominating and Corporate Governance Committee, and Risk Committee are comprised entirely of, and are chaired by, independent directors. Second, independent oversight of our CEO’s performance is provided through a number of Board and committee processes and procedures, including regular executive sessions of non-employee directors and annual evaluations of our CEO’s performance against pre-determined goals. The Board believes that these safeguards preserve the Board’s independent oversight of management and provide a balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis.

Board committees

The Audit Committee of the Board of Directors oversees the accounting and financial reporting process of the Company and the audits of the financial statements of the Company. The Audit Committee is also responsible for preparing the audit committee report required to be included in this proxy statement, and the Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the Company’s outside auditor. The Audit Committee currently consists of Mr. Gomach (Chair), Ms. Altobello, Mr. Casper and Mr. Cruger. The Board of Directors has determined that each member of the Audit Committee is both an independent director in accordance with NASDAQ listing standards and an Audit Committee financial expert, as defined by SEC guidelines and as required by the applicable NASDAQ listing standards. For information regarding the experience and qualifications of our Audit Committee financial experts, see the information in this Proxy Statement under the section heading Proposal 1 — Election of Directors — Director information.

The Compensation Committee of the Board of Directors has the responsibility, as delegated by the Board, for reviewing and approving the compensation of the CEO and all other officers of the Company, as well as the compensation philosophy, strategy, program design and administrative practices. The compensation programs to be reviewed and approved by the Compensation Committee consist of all forms of compensation, including salaries, cash incentives, stock options and other stock-based awards and benefits. The Compensation Committee currently consists of Messrs. Steinhardt (Chair) and Begleiter. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” in accordance with NASDAQ listing standards, a “non-employee director” under the applicable SEC rules and regulations and an “outside director” under the applicable tax rules. The Compensation Committee may form subcommittees and delegate authority to such subcommittees or individuals as it deems appropriate.

The Nominating and Corporate Governance Committee of the Board of Directors identifies individuals qualified to become Board members, and recommends for selection by the Board the director nominees to stand for election at each annual meeting of the Company’s stockholders. In connection therewith, the Nominating and Corporate Governance Committee reviews certain policies regarding the nomination of directors and recommends any changes in such policies to the Board for its approval; identifies individuals qualified to become directors; evaluates and recommends for the Board’s selection nominees to fill positions on the Board; and recommends changes in the Company’s corporate governance policies, including the Corporate Governance Guidelines, to the Board for its approval. The Nominating and Corporate Governance Committee also oversees the annual review of the performance of the Board of Directors, each director and each committee. The Nominating and Corporate Governance Committee currently consists of Mr. Cruger (Chair), Mr. Casper and Ms. Chwick. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is an independent director in accordance with NASDAQ listing standards.

The Risk Committee assists the Board with its oversight of the Company’s risk management activities, with particular responsibility for overseeing designated areas of risk that are not the primary responsibility of another committee of the Board or retained for the Board’s direct oversight. Items delegated to the Risk Committee by the Board include technology and cyber-security risk, credit risk and regulatory risk. The Risk Committee currently consists of Ms. Chwick (Chair), Mr. Ketchum, Ms. Portney and Mr. Sullivan.

The Investment Committee assists the Board in monitoring whether the Company has adopted and adheres to a rational and prudent investment and capital management policy; whether management’s investment and capital management actions are consistent with attainment of the Company’s investment policy, financial objectives and business goals; the Company’s compliance with legal and regulatory requirements pertaining to investment and capital management; the competence, performance and compensation of the Company’s external money managers; and such other matters as the Board or Investment Committee deems appropriate. The Investment Committee currently consists of Messrs. Steinhardt (Chair), Hernandez and Sullivan.

Meetings and attendance

The following table sets forth chairs and membership structure of the Board and each standing Board committee as of April 24, 2019, and the number of Board and Board committee meetings held during 2018.

(1)	The Audit and Risk Committees held one joint Audit and Risk Committee meeting in 2018.

The non-management directors met in executive session without management directors or employees at each of the meetings of the Board during 2018. We expect each director to attend each meeting of the full Board and of the committees on which he or she serves and to attend the annual meeting of stockholders. All directors attended at least 75% of the meetings of the full Board and the meetings of the committees on which they served and all directors attended our 2018 annual meeting of stockholders (not counting Ms. Altobello and Mr. Concannon, who were not directors at the time of our 2018 annual meeting).

Board involvement in risk oversight

The Company’s management is responsible for defining the various risks facing the Company, formulating risk management policies and procedures, and managing the Company’s risk exposures on a day-to-day basis. The Board’s responsibility is to monitor the Company’s risk management processes by informing itself of the Company’s material risks and evaluating whether management has reasonable controls in place to address the material risks. The Board is not responsible, however, for defining or managing the Company’s various risks.

The Board of Directors monitors management’s responsibility for risk oversight through regular reports from management to the Risk and Audit Committees and the full Board. Furthermore, the Risk and Audit Committees report on the matters discussed at the committee level to the full Board. The Risk and Audit Committees and the full Board focus on the material risks facing the Company, including strategic, operational, market, technology and cyber-security, credit, liquidity, legal and regulatory risks, to assess whether management has reasonable controls in place to address these risks. In addition, the Compensation Committee is charged with reviewing and discussing with management whether the Company’s compensation arrangements are consistent with effective controls and sound risk management. Finally, risk management is a factor that the Board and the Nominating and Corporate Governance Committee consider when determining who to nominate for election as a director of the Company and which directors serve on the Risk and Audit Committees. The Board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

The Company’s Global Management Team assists management’s efforts to assess and manage risk. The Global Management Team is chaired by the CEO and is comprised of the Company’s senior managers with global oversight. The Global Management Team assesses the Company’s business strategies and plans and insures that appropriate policies and procedures are in place for identifying, evaluating, monitoring, managing and measuring significant risks. The Chief Audit & Risk Officer regularly prepares updates and reports for the Global Management Team, Risk Committee, Audit Committee and the Board of Directors.

Board Evaluations and Succession planning

Each year, the members of the Board of Directors conduct a confidential written assessment of their performance that is reviewed and summarized by the Company’s independent compensation consultant. Each director also conducts a confidential oral assessment of the Board’s performance with our lead independent director. As part of the evaluation process, the Board reviews its overall composition, including director tenure, board leadership structure, diversity and individual skill sets, to ensure it serves the best interests of stockholders and positions the Company for future success. Each Board committee also conducts an annual written self-assessment of its performance during the prior year.  The results of the assessments are then summarized and communicated back to the appropriate committee chairpersons and our lead independent director. After the evaluations, the Board and management work to improve upon any issues or focus points disclosed during the evaluation process. As part of the evaluation process, each committee reviews its charter annually.

The Board is committed to positioning MarketAxess for further growth through ongoing talent management, succession planning and the deepening of our leadership bench.  Management facilitates a formal talent management and leadership development review on an annual basis for the Board.   The review is focused on both immediate short-term succession plans for all executives in the event of an unforeseen situation, as well as longer-term, strategic succession planning.  A critical element of the review is an evaluation of the Company’s formal leadership development and talent acquisition initiatives in order to ensure that our leadership team has the skills, capabilities and experience to effectively lead our existing, and future, global business.  The review also focuses on the retention of key managers.  The annual talent management and leadership development review is supplemented by an additional year-end review by the Board of the individual performance and year-end compensation proposals for the executive management team and other key staff.

The Board values diversity among the management team and strives to increase the diversity of the executive management team, as well as the management teams reporting to them.  The Board considers formal and informal initiatives to promote diversity as part of their annual talent management review.

The Board has formal exposure to the executive team at Board meetings, as well as at Board committee meetings and other discussions.  There are other opportunities for more informal interaction with employees across the organization throughout the year through various events and interactions.

Code of Conduct, Code of Ethics and other governance documents

The Board has adopted a Code of Conduct that applies to all officers, directors and employees, and a Code of Ethics for the CEO and Senior Financial Officers, which includes Mr. DeLise, our Chief Financial Officer. Both the Code of Conduct and the Code of Ethics for the CEO and Senior Financial Officers can be accessed in the Investor Relations — Corporate Governance — Overview section of our website at www.marketaxess.com.  We intend to satisfy any disclosure obligations regarding waivers of or amendments to our Code of Conduct and Code of Ethics for the CEO and Senior Financial Officers by posting such information on our website at www.marketaxess.com.

You may also obtain a copy of these documents without charge by writing to MarketAxess Holdings Inc., 55 Hudson Yards, 15th Floor, New York, New York 10001, Attention: Investor Relations.

Copies of the charters of our Board’s Audit Committee, Compensation Committee, Investment Committee, Risk Committee and Nominating and Corporate Governance Committee, as well as a copy of the Company’s Corporate Governance Guidelines, can be accessed in the Investor Relations — Corporate Governance section of our website.

Corporate Social Responsibility

MarketAxess is committed to integrating sustainability into our everyday actions to help create long-term value for our stockholders and the communities in which we operate. We aim to operate the company responsibly while managing risks and using our resources wisely.  In 2018, the Company formed a Corporate Social Responsibility Committee (the “CSR Committee”), comprised of members of senior management.  MarketAxess has exemplified its commitment in 2018 by practicing sustainability, advocating volunteerism and philanthropy and actively partnering with our employees, clients and partners on environmental, social and governance initiatives.

Communicating with our Board members

Although our Board of Directors has not adopted a formal process for stockholder communications with the Board, we make every effort to ensure that the views of stockholders are heard by the Board or by individual directors, as applicable, and we believe that this has been an effective process to date. Stockholders may communicate with the Board by sending a letter to the MarketAxess Holdings Inc. Board of Directors, c/o General Counsel, 55 Hudson Yards, 15th Floor, New York, New York 10001. The General Counsel will receive the correspondence and forward it to the Chairman of the Board and the Lead Independent Director, or to any individual director or directors to whom the communication is directed, as appropriate. Notwithstanding the above, the General Counsel has the authority to discard or disregard any communication that is unduly hostile, threatening, illegal or otherwise inappropriate or to take any other appropriate actions with respect to such communications.

In addition, any person, whether or not an employee, who has a concern regarding the conduct of the Company or our employees, including with respect to our accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern in writing by addressing a letter to the Chairman of the Audit Committee, c/o Corporate Secretary, at our corporate headquarters address, which is 55 Hudson Yards, 15th Floor, New York, New York 10001, or electronically, at our corporate website, www.marketaxess.com under the heading Investor Relations — Corporate Governance, by clicking the Confidential Ethics Web Form link.

Director compensation

The Compensation Committee of the Board of Directors has retained the services of Grahall LLC (“Grahall”) as its independent compensation consultant. Grahall reports directly to the Compensation Committee in its role and has conducted an annual review of director compensation levels and a bi-annual review of director pay structure and practices, and in each event, shares the results of those reviews with the Compensation Committee. The Compensation Committee then submits any proposed changes in pay level or program structure to the full Board for its consideration, and if appropriate, approval.

Grahall reviews and recommends compensation structure and adjustments based on the board compensation of the following:

•	Proxy peer group (see Compensation Discussion and Analysis – How We Determine Pay Levels – Peer Group);
•	ISS peer group (updated by ISS annually); and
•	Industry data sources, including the National Association of Corporate Directors.

All directors, other than Mr. McVey and Mr. Concannon, are regarded as non-employee directors. Mr. McVey and Mr. Concannon receive no additional compensation for service as a director.

In 2018, the only change to our Director compensation program was to increase the annual equity retainer from $105,000 to $115,000.  This change was effective in July 2018. The Board believed that this change was appropriate given the market and the pay levels that were indicated by the market data provided by Grahall and reviewed by the Board.  The increased equity retainer resulted in a cash/equity mix that is more consistent with prevailing market practice and which the Board determined was desirable to further ensure the alignment of the long-term financial interests of our non-employee directors with those of our stockholders.  The director pay recommendations resulted in pay levels just above the 50th percentile of board compensation for our proxy and ISS peers.

A summary of the structure of our Director pay program that is in effect as of July 2018 is as follows:

Director Compensation Pay Structure - Effective August 2018
	Cash Board Retainer ($)	Cash Chair Retainer ($)	Cash Committee Retainer ($)	Restricted Stock ($)
Annual Retainer - All	80,000	—	—	115,000
Audit Committee	—	25,000	12,500	—
Compensation Committee	—	20,000	7,500	—
Governance / Nominating Committee	—	12,000	5,000	—
Investment Committee	—	10,000	2,500	—
Risk Committee	—	20,000	7,500	—
Lead Independent Director (1)	—	20,000	—	20,000

(1)

The Lead Independent Director had the choice to receive the $40,000 retainer as 100% cash or 50% cash and 50% equity.  For 2018, the Lead Independent Director chose the cash / equity alternative, which resulted in an additional equity award of 104 shares.

In August 2018, we granted 598 shares of restricted stock to each non-employee director. The shares are scheduled to vest over the duration of the non-employee directors’ service year: one-half of the award vested on November 30, 2018 and the balance is scheduled to vest on May 31, 2019. The number of shares of restricted stock granted was determined on the grant date by dividing the equity grant value of $115,000 by $192.43, the average of the closing price of our Common Stock for the ten trading days up to and including the grant date. We expect to continue to compensate our non-employee directors with a combination of cash and equity awards. All equity awards to non-employee directors are made under the Company’s 2012 Incentive Plan.

Below is a summary of the amount and form of actual compensation received by each non-employee director in 2018 (excluding directors appointed in 2019):

Director Compensation for Fiscal 2018
Name	Fees Earned or Paid in Cash (1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total($)
Stephen P. Casper, Lead Independent Director	111,250	130,733	509	242,492
Steven L. Begleiter	92,708	111,366	126	204,200
Jane Chwick	103,333	111,366	429	215,128
William F. Cruger	103,389	111,366	429	215,184
David G. Gomach	102,222	111,366	429	214,017
Carlos M. Hernandez	82,500	111,366	126	193,992
Richard Ketchum	90,625	111,366	477	202,468
Emily Portney	85,625	111,366	520	197,511
John Steinhardt	107,778	111,366	429	219,573
James J. Sullivan	90,000	111,366	429	111,795

(1)	The amounts represent Board and Committee retainers as well as adjustments for meeting fees paid in 2017 to Messrs. Cruger, Gomach and Steinhardt.
(2)

The amounts represent the aggregate grant date fair value of stock awards granted by the Company in 2018, computed in accordance with FASB ASC Topic 718.  For further information on how we account for stock based compensation, see Note 9 to the consolidated financial statement included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

(3)

Mr. Casper received $20,000 of his retainer for being Lead Independent Director in shares, resulting in additional dividends of $80.34.  Messrs. Begleiter and Hernandez deferred receipt of their August 2017 equity awards and related dividends.  Therefore, each deferred $303.03 of dividends through May 2018.  Mr. Ketchum and Ms. Portney each received an additional equity award in 2017 in consideration of their partial year of service as a director prior to the annual meeting.  Therefore, they were paid additional dividends of $47.97 and $91.26, respectively in 2018 when the shares vested.

(4)

The table below sets forth information regarding the aggregate number of unvested stock awards and the aggregate number of option awards outstanding at the end of fiscal year 2018 for each non-employee director and does not include directors appointed in 2019.  All options are vested.  In addition to RSU amounts in the table below, Messrs. Begleiter, Cruger and Hernandez and Ms. Chwick each previously elected to defer receipt of RSUs.

Equity Awards Outstanding
	Aggregate Number of Unvested Stock Awards Outstanding at Fiscal Year End (#)	Aggregate Number of Option Awards Outstanding at Fiscal Year End (#)
Stephen P. Casper, Lead Independent Director	351	3,187
Steven L. Begleiter	817	—
Jane Chwick	1,271	—
William F. Cruger	1,271	—
David G. Gomach	299	3,187
Carlos M. Hernandez	817	3,187
Richard Ketchum	299	—
Emily Portney	299	—
John Steinhardt	299	3,187
James J. Sullivan	299	—

Share Ownership & Holding Guidelines

To better align the interests of non-employee directors and stockholders, the Board of Directors has adopted stock ownership guidelines for our non-employee directors.  In July 2017, the Board increased the holding requirement to require that non-employee directors hold not less than the number of shares of Common Stock equal in value to four times the annual base cash retainer payable to a director, or $320,000.  As of April 2019, the holding requirement was equal to 1,538 shares, calculated using a price of $208.07 per share, which was the average of the daily closing price of our Common Stock for the twelve-month period ended on March 31, 2019.   This new calculation method was implemented by the Board in April 2018 and is intended to moderate the variability of the stock price. The holding requirement must be achieved within five years after the director has become a Board member and maintained throughout the non-employee director’s service with the Company. All shares of Common Stock beneficially owned by the director, including shares purchased and held personally, vested and unvested restricted shares, vested and unvested restricted stock units, settled performance shares, and shares deferred under a non-qualified deferred compensation arrangement, count toward the minimum ownership requirement. Vested and unvested stock options and unearned performance shares are excluded.

In addition to the ownership guidelines, all non-employee directors must hold all shares granted for service for a minimum of five years from the date of grant, and a non-employee director must hold no less than 50% of the total number of shares granted for service until they retire from the Board. Directors are also required, for a period of six months following his or her departure from the Board, to comply with the Company’s Insider Trading Policy that, among other things, prohibits trading in the Company’s securities during specified blackout periods.

All of our non-employee directors have either achieved the designated level of ownership or are in the five-year period following their appointment or election to the Board during which they are expected to achieve compliance:

Directors' Stock Ownership
Multiple of Cash Retainer
Name	Appointed	Requirement	Current Holdings
Stephen P. Casper, Lead Independent Director	April 2004	4x	140x
Steven L. Begleiter	April 2012	4x	22x
Jane Chwick	October 2013	4x	14x
William F. Cruger	November 2013	4x	14x
David G. Gomach	February 2005	4x	50x
Carlos M. Hernandez	February 2006	4x	53x
Richard Ketchum	April 2017	4x	3x
Emily Portney	October 2017	4x	2x
John Steinhardt	April 2000	4x	56x
James J. Sullivan	March 2012	4x	22x

The preceding chart does not include directors appointed in 2019.

Our equity plan provides for the accrual of dividends (or dividend equivalents) on unvested shares.   However, dividends are not paid and are subject to forfeiture until all restrictions on the shares have lapsed.

We do not provide any retirement benefits or other perquisites to our non-employee directors.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed the firm of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2019, and the Board is asking stockholders to ratify that selection. Although current law, rules and regulations, as well as the charter of the Audit Committee, require our independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of our independent registered public accounting firm to be an important matter of stockholder concern and considers a proposal for stockholders to ratify such selection to be an important opportunity for stockholders to provide direct feedback to the Board on an important issue of corporate governance. In the event that stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain PwC, but may ultimately determine to retain PwC as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Your vote

Unless proxy cards are otherwise marked, the persons named as proxies will vote FOR the ratification of PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2019. Approval of this proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal.

Board recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF PWC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019.

Information about our independent registered public accounting firm

PwC has audited our consolidated financial statements each year since our formation in 2000. Representatives of PwC will be present at our Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

In 2011, the Company, in the ordinary course of its business, entered into a bulk data agreement with PwC for the purpose of supporting valuation conclusions reached by PwC in the normal course of PwC’s audit and other work for its clients. Pursuant to the agreement, the Company provides bond pricing data to PwC on terms consistent with the terms of similar data sales agreements entered into by the Company. The aggregate annual revenue to the Company from the data agreement is $235,000. On an annual basis, the Audit Committee evaluates the effect of such agreement on the independence of PwC and has concurred with the opinion of the Company’s management and PwC that the arrangement constitutes an “arm’s-length” transaction that would not affect PwC’s independence.

Audit and other fees

The aggregate fees billed by our independent registered public accounting firm for professional services rendered in connection with the audit of our annual financial statements set forth in our Annual Report on Form 10-K for the years ended December 31, 2018 and 2017 and the audit of our broker-dealer subsidiaries’ annual financial statements, as well as fees paid to PwC for tax compliance and planning, if any, and other services, are set forth below.

Except as set forth in the following sentence, the Audit Committee, or a designated member thereof, pre-approves 100% of all audit, audit-related, tax and other services rendered by PwC to the Company or its subsidiaries. The Audit Committee has authorized the CEO and the Chief Financial Officer to purchase permitted non-audit services rendered by PwC to the Company or its subsidiaries up to, and including, a limit of $10,000 per service and an annual aggregate limit of $20,000 for all such services.

Immediately following the completion of each fiscal year, the Company’s independent registered public accounting firm shall submit to the Audit Committee (and the Audit Committee shall request from the independent registered public accounting firm), as soon as possible, a formal written statement describing: (i) the independent registered public accounting firm’s internal quality-control procedures; and (ii) all relationships between the independent registered public accounting firm and the Company, including at least the matters set forth in Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), in order to assess the independent registered public accounting firm’s independence.

Immediately following the completion of each fiscal year, the independent registered public accounting firm also shall submit to the Audit Committee (and the Audit Committee shall request from the independent registered public accounting firm), a formal written statement of the fees billed by the independent registered public accounting firm to the Company in each of the last two fiscal years for each of the following categories of services rendered by the independent registered public accounting firm: (i) the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q or services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements; (ii) assurance and related services not included in clause (i) that are reasonably related to the performance of the audit or review of the Company’s financial statements, in the aggregate and by each service; (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each service; and (iv) all other products and services rendered by the independent registered public accounting firm, in the aggregate and by each service.

Set forth below is information regarding fees paid by the Company to PwC during the fiscal years ended December 31, 2018 and 2017.

Fee Category	2018	2017
Audit Fees(1)	$1,712,650	$1,718,650
All Other Fees(2)	5,197	3,593
Total	$1,717,847	$1,722,243

(1)

The aggregate fees incurred include amounts for the audit of the Company’s consolidated financial statements (including fees for the audit of our internal controls over financial reporting) and the audit of our broker-dealer subsidiaries’ annual financial statements.

(2)	Other Fees are comprised of annual subscription fees for accounting related research and service fees related to XBRL conversion services.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee currently consists of Mr. Gomach (Chair), Mr. Casper and Mr. Cruger. Each member of the Audit Committee is independent, as independence is defined for purposes of Audit Committee membership by the listing standards of NASDAQ and the applicable rules and regulations of the SEC. The Board has determined that each member of the Audit Committee is financially literate, in other words, is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement, as required by NASDAQ rules. In addition, the Board has determined that each member of the Audit Committee satisfies the NASDAQ rule requiring that at least one member of our Board’s Audit Committee have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board has also determined that each member of the Audit Committee is a “financial expert” as defined by the SEC.

The Audit Committee appoints our independent registered public accounting firm, reviews the plan for and the results of the independent audit, approves the fees of our independent registered public accounting firm, reviews with management and the independent registered public accounting firm our quarterly and annual financial statements and our internal accounting, financial and disclosure controls, reviews and approves transactions between the Company and its officers, directors and affiliates, and performs other duties and responsibilities as set forth in a charter approved by the Board of Directors. A copy of the Audit Committee charter is available in the Investor Relations — Corporate Governance section of the Company’s website.

During fiscal year 2018, the Audit Committee met five times. The Company’s senior financial management and independent registered public accounting firm were in attendance at such meetings. Following each quarterly meeting during 2018, the Audit Committee conducted a private session with the independent registered public accounting firm, without the presence of management. The Audit Committee also had one joint meeting with the Risk Committee during 2018.

The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including particularly its senior financial management, to prepare financial statements with integrity and objectivity and in accordance with generally accepted accounting principles, and relies upon the Company’s independent registered public accounting firm to review or audit, as applicable, such financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”).

We have reviewed and discussed with senior management the Company’s audited financial statements for the year ended December 31, 2018 which are included in the Company’s 2018 Annual Report on Form 10-K. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

In discharging our oversight responsibility as to the audit process, we have discussed with PwC, the Company’s independent registered public accounting firm, the matters required to be discussed by PCAOB AS 1301 Communication with Audit Committees, as currently in effect, which requires our independent registered public accounting firm to provide us with additional information regarding the scope and results of their audit of the Company’s financial statements, including: (i) their responsibilities under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant accounting adjustments, (v) any disagreements with management and (vi) any difficulties encountered in performing the audit.

We have received the written disclosures from PwC concerning their independence, as required by applicable requirements of the PCAOB, and we have discussed with PwC their independence.

Based upon the foregoing review and discussions with our independent registered public accounting firm and senior management of the Company, we have recommended to our Board that the financial statements prepared by the Company’s management and audited by its independent registered public accounting firm be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC. The Committee also has appointed PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

As specified in its Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. These are the responsibilities of the Company’s management and independent registered public accounting firm. In discharging our duties as a Committee, we have relied on (i) management’s representations to us that the financial statements prepared by management have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

Submitted by the Audit Committee of the
Board of Directors:

David G. Gomach — Chair
Stephen P. Casper
William F. Cruger

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC (the “Dodd-Frank Act”)), the Company is providing its stockholders the opportunity to cast an advisory vote to approve the compensation of its named executive officers. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on the named executive officers’ compensation. We will include an advisory vote on executive compensation on an annual basis at least until the next shareholder advisory vote on the frequency of such votes.

As described in detail in the Compensation Discussion and Analysis below, the Company’s named executive officer compensation program is designed to attract, reward and retain the caliber of officers needed to ensure the Company’s continued growth and profitability. The primary objectives of the program are to:

•	align and reward Company and individual performance and decision-making with stockholder value creation and prudent risk management;
•	drive long-term growth objectives, thereby creating long-term value for our stockholders; and
•

provide rewards that are cost-efficient, equitable to our named executive officers and stockholders, and competitive with organizations that compete for executives with similar skill sets, thereby encouraging high-potential individuals with significant and unique market experience to build a career at the Company.

The Company seeks to accomplish these goals in a manner that is aligned with the long-term interests of the Company’s stockholders. The Company believes that its named executive officer compensation program achieves this goal with its emphasis on long-term equity awards and performance-based compensation, in addition to short-term (annual) incentive awards, specifically cash incentives, which has enabled the Company to successfully motivate and reward its named executive officers. The Company believes that its ability to retain its current high-performing team of seasoned executive officers is critical to its continuing financial success and that its focus on the long-term interests of its named executive officers aligns with the interests of its stockholders.

For these reasons, the Board recommends a vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2019 Annual Meeting, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon the Company, our Board or our Compensation Committee. Notwithstanding the advisory nature of this vote, our Board and the Compensation Committee, which is responsible for designing and administering the Company’s named executive officer compensation program, value the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote is required to approve this Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of April 8, 2019 by (i) each person or group of persons known by us to beneficially own more than five percent of our Common Stock, (ii) each of our named executive officers, (iii) each of our directors and nominees for director and (iv) all of our directors and executive officers as a group.

The following table gives effect to the shares of Common Stock issuable within 60 days of April 8, 2019 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under Section 13 of the Securities Exchange Act of 1934, as amended, and includes voting and investment power with respect to shares. Percentage of beneficial ownership is based on 37,251,666 shares of Common Stock outstanding at the close of business on April 8, 2019. Except as otherwise noted below, each person or entity named in the following table has sole voting and investment power with respect to all shares of our Common Stock that he, she or it beneficially owns.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o MarketAxess Holdings Inc., 55 Hudson Yards, 15th Floor, New York, New York 10001.

	Number of Shares Beneficially Owned	Percentage of Stock Owned
5% Stockholders
Baillie Gifford & Co (1)	4,018,282	10.79%
BlackRock, Inc. (2)	3,479,464	9.34%
The Vanguard Group (3)	3,612,590	9.70%
T. Rowe Price Associates, Inc. (4)	2,206,014	5.92%
Named Executive Officers and Directors
Richard M. McVey (5)	921,537	2.46%
Nancy Altobello (6)	—	*
Steven Begleiter (7)	7,811	*
Stephen P. Casper (8)	57,097	*
Jane Chwick (9)	4,343	*
Christopher Concannon (10)	—	*
William F. Cruger (11)	4,330	*
David G. Gomach (12)	19,059	*
Carlos M. Hernandez (13)	23,148	*
John Steinhardt (14)	21,712	*
James Sullivan (15)	8,038	*
Richard G. Ketchum (16)	1,198	*
Emily H. Portney (17)	935	*
Antonio L. DeLise (18)	16,658	*
Kevin McPherson (19)	79,996	*
Christophe Roupie (20)	7,867	*
Nicholas Themelis (21)	46,309	*
All Executive Officers and Directors as a Group (17 persons)(22)	1,220,038	—

*	Less than 1%.
(1)

Information regarding the number of shares beneficially owned by Baillie Gifford & Co was obtained from a Schedule 13G filed by Baillie Gifford & Co with the SEC on January 15, 2019. The principal business address of Baillie Gifford & Co is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN. Scotland, UK.

(2)

Information regarding the number of shares beneficially owned by BlackRock, Inc. was obtained from a Schedule 13G filed by BlackRock, Inc. with the SEC on February 6, 2019. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)

Information regarding the number of shares beneficially owned by The Vanguard Group was obtained from a Schedule 13G filed by The Vanguard Group with the SEC on February 11, 2019. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Information regarding the number of shares beneficially owned by T. Rowe Price Associates, Inc. was obtained from a Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on February 14, 2019. The principal business address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(5)

Consists of (i) 612,165 shares of Common Stock owned individually; (ii) 2,000 shares of Common Stock owned by immediate family members; (iii) 66,809 shares of unvested restricted stock; and (iv) 240,563 shares of Common Stock issuable pursuant to stock options granted to Mr. McVey that are or become exercisable within 60 days. Does not include (i) 207,275 shares of Common Stock issuable pursuant to stock options that are not exercisable within 60 days, (ii) 327,215 restricted stock units that are unvested and deferred restricted stock units or (iii) 42,913 performance shares.

(6)	Ms. Altobello became a director as of April 16, 2019 and did not own shares as of April 8, 2019.
(7)	Consists of (i) 7,512 shares of Common Stock owned individual; and (ii) 299 shares of unvested restricted stock. Does not include 518 deferred restricted stock units.
(8)

Consists of (i) 9,751 shares of Common Stock owned individually; (ii) 43,808 shares held indirectly in a trust for which Mr. Casper’s spouse is the trustee; (iii) 351 shares of unvested restricted stock; and (iv) 3,187 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(9)	Consists of (i) 4,044 shares of Common Stock owned individually; and (ii) 299 shares of unvested restricted stock. Does not include 972 deferred restricted stock units.
(10)

Does not include (i) 76,868 shares of Common Stock issuable pursuant to stock options that are not exercisable within 60 days; (ii) 27,995 restricted stock units that are unvested; or (iii) 18,914 performance shares.

(11)	Consists of (i) 4,031 shares of Common Stock owned individually; and (ii) 299 shares of unvested restricted stock. Does not include 972 deferred restricted stock units.
(12)

Consists of (i) 18,760 shares of Common Stock owned individually; and (ii) 299 shares of unvested restricted stock. All shares of Common Stock, other than unvested restricted stock, are held indirectly in a trust for which Mr. Gomach is trustee.

(13)

Consists of (i) 19,662 shares of Common Stock owned individually; (ii) 299 shares of unvested restricted stock; and (iii) 3,187 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. Does not include 518 deferred restricted stock units.

(14)	Consists of (i) 21,413 shares of Common Stock owned individually; and (ii) 299 shares of unvested restricted stock.
(15)	Consists of (i) 7,739 shares of Common Stock owned individually; and (ii) 299 shares of unvested restricted stock.
(16)	Consists of (i) 899 shares of Common Stock owned individually; and (ii) 299 shares of unvested restricted stock.
(17)	Consists of (i) 636 shares of Common Stock owned individually; and (ii) 299 shares of unvested restricted stock.
(18)

Consists of (i) 6,589 shares of Common Stock; (ii) 8,179 shares of unvested restricted stock; and (iii) 1,890 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. Does not include (i) 17,051 shares of Common Stock issuable pursuant to stock options that are not exercisable within 60 days; (ii) 29,489 restricted stock units that are unvested and deferred restricted stock units or (iii) 551 performance shares.

(19)

Consists of (i) 69,075 shares of Common Stock; and (ii) 10,921 shares of unvested restricted stock. Does not include (i) 22,388 shares of Common Stock issuable pursuant to stock options that are not exercisable within 60 days; (ii) 9,321 restricted stock units that are unvested and deferred restricted stock units or (iii) 495 performance shares.

(20)	Consists of (i) 133 shares of Common Stock; and (ii) 7,734 shares of unvested restricted stock. Does not include 4,667 performance shares.
(21)

Consists of (i) 30,148 shares of Common Stock owned in joint tenancy with his spouse; (ii) 13,595 shares of unvested restricted stock; and (iii) 2,566 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. Does not include (i) 28,129 shares of Common Stock issuable pursuant to stock options that are not exercisable within 60 days; (ii) 11,310 restricted stock units that are unvested or (iii) 601 performance shares.

(22)

Consists of (i) 858,233 shares of Common Stock; (ii) 110,280 shares of unvested restricted stock; and (iii) 251,393 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. Does not include (i) 351,711 shares of Common Stock issuable pursuant to stock options that are not exercisable within 60 days; (ii) 408,310 restricted stock units that are unvested or (iii) 68,141 performance shares.

EXECUTIVE OFFICERS

Set forth below is information concerning our executive officers as of April 8, 2019.

Name	Age	Position
Richard M. McVey	59	Chief Executive Officer and Chairman of the Board of Directors
Christopher R. Concannon	51	President and Chief Operating Officer
Antonio L. DeLise	57	Chief Financial Officer
Kevin McPherson	48	Global Head of Sales
Christophe Roupie	53	Head of Europe and Asia
Nicholas Themelis	55	Chief Information Officer

Richard M. McVey has been Chief Executive Officer and Chairman of our Board of Directors since our inception. See Proposal 1 — Election of Directors — Director information for a discussion of Mr. McVey’s business experience.

Christopher R. Concannon has been President and Chief Operating Officer, and a member of the Board of Directors, since January 2019. See Proposal 1 — Election of Directors — Director information for a discussion of Mr. Concannon’s business experience.

Antonio L. DeLise has been Chief Financial Officer since March 2010. From July 2006 until March 2010, Mr. DeLise was the Company’s Head of Finance and Accounting, where he was responsible for financial regulatory compliance and oversight of all controllership and accounting functions. Prior to joining us, Mr. DeLise was Chief Financial Officer of PubliCard, Inc., a designer of smart card solutions for educational and corporate sites, from April 1995 to July 2006. Mr. DeLise also served as Chief Executive Officer of PubliCard from August 2002 to July 2006, President of PubliCard from February 2002 to July 2006, and a director of PubliCard from July 2001 to July 2006. Prior to PubliCard, Mr. DeLise was employed as a senior manager with the firm of Arthur Andersen LLP from July 1983 through March 1995. Mr. DeLise received a B.S. in accounting from Fairfield University, from which he graduated magna cum laude.

Kevin McPherson has been Global Head of Sales since June 2014.  From January 2008 to June 2014, Mr. McPherson was the Company’s U.S. Sales Manager.  From March 1999 to December 2007, Mr. McPherson was a Sales Representative for the Company, running the Company’s West Coast sales and distribution effort.  From June 1996 to March 1999, Mr. McPherson worked within the Emerging Markets Fixed Income Group of Scudder Stevens & Clark, where he traded emerging market fixed income securities and supported portfolio administration.  Mr. McPherson began his career at State Street Bank & Trust, where he worked from June 1994 to June 1996 as an accountant and auditor for fixed income and equities portfolios.  Mr. McPherson received a B.A. in business administration from the University of Maine.

Christophe Roupie has been Head of Europe and Asia since March 2017.  Prior to joining us, from October 2015 until October 2016, Mr. Roupie was the CEO of HiRock AG, a family office in Switzerland.  From May 2005 to October 2015, Mr. Roupie was Global Head of Trading and Securities Financing at AXA Investment Managers. While at AXA Investment Managers, he managed trading teams in Paris, London, Hong Kong and Greenwich, Connecticut across equities, fixed income, FX, derivatives, repo and stock lending.  Prior to this, Mr. Roupie was the Global Head of Fixed Income Trading at IXIS AM (now Natixis Asset Management) from October 2000 to March 2005.

Nicholas Themelis has been Chief Information Officer since March 2005. From June 2004 through February 2005, Mr. Themelis was the Company’s Head of Technology and Product Delivery. From March 2004 to June 2004, Mr. Themelis was the Company’s Head of Product Delivery. Prior to joining us, Mr. Themelis was a Principal at Promontory Group, an investment and advisory firm focused on the financial services sector, from November 2003 to March 2004. From March 2001 to August 2003, Mr. Themelis was a Managing Director, Chief Information Officer for North America and Global Head of Fixed-Income Technology at Barclays Capital. From March 2000 to March 2001, Mr. Themelis was the Chief Technology Officer and a member of the board of directors of AuthentiDate Holdings Corp., a start-up focused on developing leading-edge content and encryption technology. Prior to his tenure at AuthentiDate, Mr. Themelis spent nine years with Lehman Brothers, ultimately as Senior Vice President and Global Head of the E-Commerce Technology Group.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (“CD&A”) explains our pay for performance methodology, describes and analyzes our compensation programs and practices, and details the specific amounts of compensation paid for fiscal year 2018 to our named executive officers. Our named executive officers for fiscal year 2018 were Mr. McVey, our CEO and Chairman of the Board of Directors, Mr. DeLise, our Chief Financial Officer (“CFO”), Mr. McPherson, our Global Head of Sales (“Sales”), Mr. Roupie, our Head of MarketAxess Europe and Asia (“EU/Asia”), and Mr. Themelis, our Chief Information Officer (“CIO”) (collectively, the “NEOs”).

Executive Summary

Compensation Overview

We believe that compensation should be performance-based, directly correlated with business and financial results, and designed to attract, reward and retain high caliber executives.  Compensation decisions are based on individual and Company performance, market data for each position and each NEO’s compensation level and structure.  As such, the compensation structure for our NEOs is comprised of base salaries, annual cash incentive compensation under our 2009 Employee Performance Incentive Plan (the “Employee Cash Incentive Plan”) and various forms of equity under our 2012 Incentive Plan (as amended from time to time, the “Equity Incentive Plan”).  Equity awards may be granted on an annual basis or as multi-year retention awards that are attributed over multiple years of compensation.  We also offer our NEOs some flexibility in determining the allocation of their annual equity grants between performance shares, restricted stock units and stock options, subject to a general framework and limitations imposed by the Compensation Committee, which we call our “Flex Share Program”.  We believe that equity awards serve as an important part of an NEO’s compensation in that they further ensure alignment of the NEO’s interests with those of our stockholders.  Annual variable compensation gives the Compensation Committee the flexibility to tie individual and corporate performance to an NEO’s compensation is an important element of our pay philosophy and each NEO’s compensation program.  NEOs also receive standard employee benefits.

Financial Performance

A significant portion of each NEO’s compensation is dependent on our financial performance.  The following chart provides a summary of our key financial performance metrics used to determine compensation.  Each of the financial metrics below reflects record results in 2018:

Key Financial Metrics
	2018	2017	Change
Revenues (in millions)	$435.6	$393.4	10.7%
Operating Income (in millions)	$212.6	$199.6	6.5%
Diluted Earnings Per Share	$4.57	$3.89	17.4%
Year-End Stock Price	$211.31	$201.75	4.7%
Trading Volume (in billions)	$1,713.5	$1,458.3	17.5%
Estimated U.S. High Grade Market Share	18.1%	16.9%	6.8%

While our 2018 results exceeded 2017 results for all of our key financial metrics, we did not meet our internal targets for revenues and operating income in 2018.  As discussed below, this negatively affected the cash accrual from which we paid our NEOs for the 2018 performance period.

Relative Performance

For 2018, we evaluated our year-over-year financial growth as compared to our 2018 Peer Group (as defined below under How We Determine Pay Levels – Peer Group).  While our annual growth rate for revenue, operating income, and full-year stock price appreciation slowed on a year-over-year basis, we still ranked second in each of three- and five-year stock price growth and third in year-over-year EPS growth as compared to our U.S. peers.

Our share price growth as compared to the following indices for the one-, three-, and five-year periods ended December 31, 2018 was as follows:

Share Price Growth
	MKTX	Russell 1000		NASDAQ Comp.		S&P MidCap 400
	Stock	Stock		Stock		Stock
	Return	Return	Alpha	Return	Alpha	Return	Alpha
1-year	5.0%	(6.6)%	11.6%	(3.9)%	8.9%	(12.5)%	17.5%
3-year	92.6%	22.3%	70.3%	32.5%	60.1%	18.9%	73.7%
5-year	227.6%	34.3%	193.2%	58.9%	168.7%	23.9%	203.7%

In 2018, we continued to deliver long-term value for our stockholders as evidenced by ranking 103rd in five-year total shareholder return (“TSR”) (approximately 94th percentile) and 19th in ten-year TSR (approximately 99th percentile) of all 1,783 U.S. public companies with over $1 billion in market capitalization, (as reported by FactSet).

How 2018 Performance Affected Executive Compensation

The chart below shows the change in base salary, total cash (which includes base salary and incentive cash) and Total Direct Compensation (“TDC”) (which includes cash payments, annual equity awards and the annualized value of multi-year equity awards) for each NEO (see Annual Variable Performance Awards in Cash and Total Direct Compensation below).  Aggregate total cash payments to the NEOs decreased by 1% in 2018 from 2017 levels while TDC remained flat.

	Base Salary			Total Cash Compensation			Total Direct Compensation
	2018	2017	Change	2018	2017	Change	2018	2017	Change
	($ in thousands)
Richard M. McVey, CEO	$500	$500	0%	$2,390	$2,390	—	$7,100	$7,000	1%
Antonio L. DeLise, CFO	300	300	0%	1,150	1,100	5%	1,900	1,800	6%
Kevin McPherson, Sales	300	300	0%	1,400	1,475	(5)%	2,250	2,325	(3)%
Christophe Roupie, EU/Asia (1)	399	399	0%	865	831	4%	1,552	1,521	2%
Nicholas Themelis, CIO	300	300	0%	1,475	1,550	(5)%	2,500	2,625	(5)%
Aggregate				$7,280	$7,346	(1)%	$15,302	$15,271	0%

(1)	All data for Mr. Roupie is shown in USD terms using a conversion rate of 1.33 USD to 1 GBP.

The figures in the preceding chart differ from those shown in the Summary Compensation Table in Executive Compensation, as the Summary Compensation Table reflects the full grant date value of any multi-year performance equity award received by the NEOs in the year actually granted (as required by the SEC).

At $253.3 million of adjusted operating income, we were slightly below our 2018 internal target adjusted operating income goal of $262.4 million.  Accordingly, the accruals under our cash incentive plans were lower than budgeted (see Annual Variable Performance Awards Payable in Cash below).  This negatively affected the cash bonuses paid to certain of our NEOs.

The Company satisfied the operating income target range for the performance shares that were granted in 2018. Accordingly, the performance shares settled at 100% of the targeted award amounts (see Long-Term Incentives – Equity-based Awards below).

Changes/Key Actions in 2018

In 2018, we implemented the following changes with respect to our executive management and rewards structure to ensure that our executive compensation programs continue to balance the reward and retention of our NEOs with the short- and long-term interests of our stockholders:

•

Annual Incentive Design – In 2018, we reduced the percentage of annual operating income allocated to the annual cash incentive performance awards payable to our employees, including our NEOs (the “Bonus Accrual”) (see Employee Cash Incentive Plan - 2018);

•

Performance Share Metrics – The thresholds for our performance share program were adjusted to align with our 2018 financial plan.  An additional metric based on the Company’s composite market share across its core products was added in 2018 (see 2018 Performance Share Metrics and Payout below); and

•	Elimination of Section 162(m) Incentive Plan – As a result of the Tax Cuts and Jobs Act of 2017, we no longer maintain a separate cash incentive plan for certain NEOs.

Actions in 2019

•

President & COO Hire – Mr. Christopher R. Concannon joined the Company on January 22, 2019 as our President and Chief Operating Officer.  Our Board determined that Mr. Concannon was an executive officer upon commencement of his employment;

•

Annual Incentive Design – In 2019, we increased the percentage of annual operating income allocated to the annual cash incentive performance awards payable to our employees, including our NEOs.  This modification further aligns our NEOs' compensation with our 2019 financial plan, which includes continued investment to support the Company’s growth and new initiatives (see Annual Variable Performance Awards Payable in Cash below);

•	Performance Share Metrics – The performance share targets for our 2019 program were adjusted to align with our new 2019 financial plan (see 2019 Grants for 2018 Performance below); and

•

CEO Pay Mix – As a result of the hire of Mr. Concannon, our President & COO, the Committee expects to shift the CEO’s pay mix by decreasing his annual cash incentive opportunity. This reduction may be offset by a commensurately larger equity award so that the Company’s financial results will continue to have a significant impact on the CEO’s overall pay.

Advisory Vote on Executive Compensation

At our 2018 Annual Meeting of Stockholders, 95.77% of the votes present and entitled to vote on the non-binding advisory vote on our executive compensation proposal were voted in favor of our 2017 NEO compensation. In evaluating the 2018 compensation for our NEOs, the Compensation Committee reviewed these final vote results and took into consideration the strong support of our stockholders for our compensation policies. Although it determined that no significant changes to our executive compensation policies were necessary, the Compensation Committee will continue to review our NEO compensation program and goals on an annual basis.

How Compensation Is Determined

Role of the Compensation Committee

The compensation programs for our NEOs are administered by the Compensation Committee with assistance from management and our independent compensation advisors. The Compensation Committee reviews all components of remuneration and decides which elements of compensation, if any, should be adjusted or paid based on corporate and individual performance results and competitive benchmark data. The Compensation Committee’s function is fully described in its charter, which is available on our corporate website at www.marketaxess.com under the Investor Relations – Corporate Governance caption.

In performing its duties, the Compensation Committee:

•

annually reviews competitive compensation data, recent compensation trends and any other relevant market data obtained by its compensation consultant and considers the impact on our compensation architecture, policies and strategies;

•	reviews all compensation, including equity holdings (both vested and unvested amounts) earned by each NEO;
•	consults with the compensation consultant and full Board regarding market and performance data when considering decisions concerning the structure and amount of Mr. McVey’s compensation; and
•

considers the recommendations of Mr. McVey relating to the performance of our NEOs (other than himself) and the recommendations of its compensation consultant relating to market data and compensation trends when considering decisions concerning the structure and amount of compensation of our NEOs.

All compensation decisions related to cash incentives or equity grants for our NEOs are determined by the Compensation Committee in conjunction with the CEO, except for his own awards, and are approved by the Board.

Use of Outside Advisors

In making its determinations with respect to compensation of our NEOs, the Compensation Committee currently retains the services of Grahall as its independent compensation consultant.  In this capacity, Grahall reports directly to the Compensation Committee. During 2018, Grahall provided the following services with respect to NEO compensation:

•	Pay Analysis — Reviewed and benchmarked competitive market pay levels and conducted retention analyses with respect to 2018 compensation for our NEOs;
•	Proxy Disclosure — Assisted in the preparation of the Company’s CD&A for performance year 2017;
•	Share Ownership Guidelines — Assisted management and the Compensation Committee in the oversight of our on-going share ownership guidelines;
•

CEO Retention Award – Assisted the Compensation Committee and the Board in structuring a performance-based retention program for the CEO in advance of his previous multi-year retention award becoming fully vested in January 2020;

•	Executive Hire – Assisted the CEO and the Compensation Committee in developing the compensation program for Mr. Concannon; and
•

General Advice/Compliance — Provided other general compensation-related recommendations and performed other services, including providing advice regarding regulatory and advisory compliance issues and the Company’s usage of authorized shares (i.e., “burn rate”), as well as an ongoing review of our peer group composition (as discussed below in Peer Group).

In 2018, Grahall also provided services relating to the compensation of our directors (see Director Compensation above).

The Compensation Committee has the sole authority to retain, terminate and set the terms of the relationship with any outside advisors who assist the Compensation Committee in carrying out its responsibilities.

Compensation Objectives and Strategy

Our pay philosophy is intended to balance rewarding our NEOs’ contributions to our business and financial performance with stockholder returns while attracting and retaining the caliber of executives we need to ensure our continued growth and profitability.

The compensation program’s primary objectives are:

•	Alignment: align and reward Company and individual performance and decision-making with stockholder value creation while providing for prudent risk management;
•	Value Creation: drive long-term growth objectives, thereby creating long-term value for our stockholders; and
•

Cost-Effectiveness: provide rewards that are economically viable, equitable to both our NEOs and stockholders, and competitive with organizations that compete for executives with similar skill sets. This encourages high-potential individuals with significant and unique market experience to build a career at the Company.

Both our unique internal operating characteristics, as well as external competition for talent, directly impact the way we attract, reward and retain key management talent:

•

We are one of the few public companies in the financial technology market focused on the electronic trading of fixed income products.  Our markets are also undergoing significant changes in market structure, which requires our NEOs to be innovative as they help set the Company’s direction and determine the role it plays in the financial markets.

•

We are a relatively flat organization; therefore, our NEOs must have the ability to balance strategic decision making with tactical execution, and they must be able to effectively communicate with, and lead, broad teams of employees across all levels of the organization.

•

We are a hybrid financial technology company whose NEOs must combine an expertise of the fixed-income securities market with the knowledge and ability to conceptualize, create, implement and deliver technology-driven market solutions. Competitors for talent include newer start-up initiatives trying to compete in our markets; traditional financial services firms, especially those investing in technology solutions; large exchange groups; and software development firms.

In implementing the Company’s compensation programs and arriving at individual pay decisions, we consider that other organizations may provide their executives with compensation elements similar to ours, but within compensation structures that may be different than ours. These structures may provide their executives with less variability in year-over-year compensation and earnings opportunities that exceed what we can afford or desire to pay.

To assess the financial impact of our compensation programs, we focus on managing our aggregate compensation and benefits expense expressed as a percentage of our total annual revenues (“C&B Ratio”). We believe that monitoring this measure improves our overall profitability.  The NEOs’ annual incentive payments are a component of aggregate compensation expense; therefore, we may reduce the NEOs’ incentives to meet our internal annual C&B ratio target.  Additionally, the C&B Ratio provides a normalized efficiency measure by which we can compare our compensation structure to those maintained by our peers and other financial and technology industry companies.  Since 2012, our C&B Ratio has been below 30%, which we believe is an appropriate target given our current revenues, employee base and strategic plans.

We believe that continuity of the leadership team benefits the Company and our stockholders. As such, we promote long-term commitments from our NEOs. To support these objectives, we provide our NEOs with a mix of both short-term incentives (base salary and performance-based annual cash awards), long-term (three- to five-year) equity incentives, and where appropriate, contractual protection that supports a long-term commitment to the Company. Ultimately, the value realized by our NEOs from our equity incentive awards depends on several factors: our financial performance, changes in our Common Stock price, satisfaction of an award’s vesting schedule, and compliance with any on-going employment or post-termination covenants. Taken together, we believe these factors help create a comprehensive scheme that both reinforces our long-term performance-based orientation and is aligned with the interests of our stockholders.

Compensation Policies and Practices

We maintain a high standard of compensation policies and practices as illustrated below:

Compensation Policies and Practices
What We Do	What We Avoid
√ Emphasis on performance-based compensation	X No guaranteed bonuses for existing NEOs
√ Use of clawbacks	X No pension / SERP plans
√ Stock ownership guidelines	X No single-trigger Change in Control benefits
√ Use of long term equity awards that align with stockholder interests	X No §280G excise tax “Gross-Up” Benefits
√ Automatic reduction of severance payments subject to §280G excise tax	X No corporate aircraft or other excessive perquisites
X No dividends on performance shares until earned
X No "repricing" underwater options without stockholder approval
X No hedging of MarketAxess stock

Tally Sheets

Our Compensation Committee uses tally sheets to summarize historical compensation, equity holdings and realized value for each NEO, as well as applicable Company performance. Because the Company does not have any extensive retirement benefits, perquisites or other elaborate compensation programs, the primary benefit of using tally sheets is to provide historical perspective for each NEO regarding the elements of pay and equity holdings which facilitate analysis of wealth opportunity and wealth realization. The tally sheets are used to conduct sensitivity analysis regarding each NEO’s forfeitable (due to vesting and/or clawback rights) and non-forfeitable equity at different Common Stock prices to help facilitate our retention efforts. In this way, the compensation decisions reflect a more informed perspective regarding prior equity grants and incentive opportunities and consider the retention value of all existing awards as a whole.

Principle Elements of Pay

Elements of Pay Table

Our executive compensation programs are comprised of the following principle elements, each of which is described in more detail below:

The combination of these elements enables us to offer competitive, cost effective compensation programs that balance variable, or at-risk, compensation with prudent risk taking and stockholder interests.

Elements of Pay
Component	Description	Purpose
Base Salary	Fixed pay based on role and responsibilities, experience and expertise, and individual performance	Provides a consistent minimum level of compensation that is paid throughout the year at a cost-effective level for the Company
Annual Cash Bonus	Variable cash payments based on achievement of annual corporate financial goals and individual performance	Rewards short-term performance in a framework that discourages excessive risk taking by limiting maximum award opportunities
Annual Equity Awards	Equity awards that vest over three or more years	Designed to tie compensation to stockholder value creation; rewards attainment of corporate and individual goals
Multi-Year Equity Awards	Performance awards that vest over four or more years, often with back-ended vesting	Serve as retention tools while aligning compensation to long-term stockholder value creation
Other Benefits	Include healthcare, life insurance, disability and retirement savings plans	Provide assistance with healthcare related costs and income protection in the event of disability as well as a base level of replacement pay upon retirement

Pay Mix

We believe that lower base salaries and higher levels of variable performance awards motivate our NEOs, facilitate the achievement of our growth objectives and promote decision-making that is aligned with our stockholders’ interests. A lower base of fixed costs (including base salary) also allows us to better manage expenses, which helps improve profitability. We also believe that the balance among pay components in our compensation program design mitigates against a focus on short-term results and decreases the potential for excessive or inappropriate risk taking (see Compensation Risk Assessment below). An overview of the elements of pay provided to each NEO for fiscal year 2018 is as follows:

Compensation and Benefits Paid in Respect of 2018

McVey, CEO	DeLise, CFO

McPherson, Sales	Roupie, EU/Asia

Themelis, CIO

In 2018, all NEOs received over a third of their annual TDC in equity, which was intended to align each NEO’s interests with that of our stockholders. As CEO, Mr. McVey receives the highest percentage of TDC (66%) in the form of equity compensation. Given Mr. McVey’s level of ownership of the Company’s Common Stock, his other pay components and our strategic initiatives, we believe that Mr. McVey’s significant percentage of TDC in the form of equity is both appropriate and desirable to further the alignment between him and the Company’s stockholders.

How We Determine Pay Levels

Peer Group

The Company uses peer group information to help set competitive market levels and structure for our NEOs. Because several of our closest competitors are private firms with unpublished compensation data, we rely on a broader base of financial services and technology companies to facilitate our review.

While public peers may differ from us in terms of size (whether measured by market capitalization or annual revenues) and core business, these companies are the closest matches available to us in terms of a comparable business model. Each provides technology solutions to the financial markets, and some provide electronic trading platforms similar to ours, albeit in other asset classes.

Grahall performs an ongoing review of the composition of our peer group. Factors considered in determining the peer group (“Peer Group”) include:

•

financial size – market cap and revenues, generally based on a methodology similar to the method used by Institutional Shareholder Services (“ISS”) of +/- 2.5 times the Company’s most recent annual revenues and +/- 5 times the Company’s most recent market capitalization;

•	whether companies compete with us for customers, executives or other employee talent;
•	asset class or product offering;
•	peers of peers, as well as peers designated by ISS in its annual review; and
•	reviewing the broader market for additional firms in financial services, IT services and software industries, based on relative revenue, market capitalization and operating income similarity.

Due to our desire to broaden the number of companies in our Peer Group, our focus on expanding our international business and to better evaluate our financial performance, the Company has included certain companies not listed on U.S. exchanges (“Non-U.S. Peers”), but whose business models are similar to the Company’s. The Non-U.S. Peers are generally included in the Compensation Committee’s review of our performance.

For the 2018 compensation period, our Peer Group was comprised of the following firms:

2018 Peer Group
US Based Peers	Symbol	Client Base	Products	Revenue ($ in millions)	Operating Income ($ in millions)	Market Cap ($ in millions)(1)
ACI Worldwide	ACIW	Institutional and Retail	Payment Systems	$1,010	$125.9	$3,789
Alliance Bernstein Holding	AB	Institutional and Retail	Various	$3,367	$825.3	$2,726
BGC Partners	BGCP	Institutional	Various	$1,938	$179.8	$2,067
CBOE Holdings	CBOE	Institutional	Listed options and futures	$2,769	$599.4	$10,566
Cohen & Steers	CNS	Institutional	Various	$381	$147.0	$1,968
Envestnet	ENV	Wealth Management/Cloud Data	Technology	$812	$14.2	$3,110
Financial Engines	FNGN	Retail	Various	*	*	*
GAMCO Investors	GBL	Institutional and Retail	Various	$342	$186.8	$593
Hercules Technology Growth Capital	HTGC	Institutional	Capital / Funding	$208	$108.7	$1,201
Investment Technology Group	ITG	Institutional	Equities	*	*	*
Main Street Capital	MAIN	Middle Market, Small Companies	Capital / Funding	$233	$156.6	$2,320
MSCI	MSCI	Various, including Institutional	Various	$1,434	$507.9	$16,462
Oaktree Capital Group	OAK	Institutional and Retail	Various	$1,386	$489.3	$7,733
SS&C Technologies Holdings	SSNC	Institutional	Technology	$3,421	$429.1	$15,736
Virtu Financial	VIRT	Institutional and Corporate	Various	$1,879	$696.4	$4,574
Virtus Investment Partners	VRTS	Institutional and Retail	Various	$552	$113.1	$684
Wisdom Tree Investments	WETF	Institutional & 401(k) Providers	Various	$274	$61.3	$1,106
MarketAxess Holdings	MKTX	Institutional	Fixed Income	$436	$213	$9,172
			MKTX Rank	11 of 16	7 of 16	4 of 16
			Median	$1,010	180	2,726
			75th Percentile	1,908	499	6,154
			MKTX Percentile	30th	60th	80th

(1)	Market Capitalization estimated as reported close of business on March 29, 2019.
*	Denotes a company that was acquired during 2018 and is no longer used for comparison purposes.

Benchmarking – Importance and Process

Once the Peer Group review is completed, Grahall identifies a broader group of peers for compensation benchmarking purposes, which is accomplished by reviewing the following:

•	The group of financial services companies designated as our peer group by ISS for the 2018 compensation period;
•	A broader group of financial services companies within S&P’s Capital Markets, Diversified Financials and Consumer Finance sub-groups; and
•	A broader group of S&P’s technology companies within Software & Services and IT Services.

The aggregate information developed by Grahall is used to prepare the recommended pay ranges for review and approval by the Compensation Committee.  To minimize the impact of year-to-year data volatility, multiple years of data is used.  In addition, variable annual incentives and equity awards may be averaged and/or annualized as appropriate to better estimate market pay level.

The Company’s performance and C&B Ratio, as well as individual performance and contributions, role, knowledge and expertise, and the level of competition that exists within the market for a given position collectively drive how the NEO is paid vis-à-vis the recommended pay range.

Individual Performance

The Compensation Committee assesses the individual performance of the Company’s NEOs in connection with the determination of each NEO’s annual cash bonus, annual equity award and TDC.  In assessing the performance of the NEOs for 2018, the Compensation Committee credited them with:

2018 Performance
NEO		Contributions
Richard M. McVey, CEO	●	Tenth consecutive year of record revenues, operating income, EPS, and average daily trading volume.
	●	Increased share price despite difficult equity market conditions.
	●	Continued long-term growth of core products while also accelerating the momentum in Open Trading.
	●	From a regulatory perspective, delivered on timely MiFID II solutions through our TRAX post trade business and helped prepare the Company for Brexit.
	●	Led a significant investment in hiring senior talent globally in order to expand the
Company's ability to deliver on its strategic goals and for longer-term succession planning, including the hire of the Company's new President & Chief Operating Officer.

Antonio L. DeLise, CFO	●	Led the Investor Relations function, bringing transparency, accessibility and clear messaging to our stockholders and analysts, and successfully increased the number of analysts covering the Company.
●

Continued to build out the risk management function, including increased risk monitoring, improved credit risk analysis and monitoring, and improved the Company's SOX and internal auditing capabilities.

	●	Supported various strategic initiatives, including analysis and decision making support for merger and acquisition opportunities, long-term financial and strategic planning, pricing and premises.

Kevin McPherson, Sales	●	Contributed to the Company's record revenues, earnings and trading volume as well as market share gains in core products.
	●	Diversified our business through increased trading in newer asset classes and across clients and geographies.
	●	Drove the growth of our Open Trading, high yield and emerging markets businesses, as well as the increase in our trading volumes from clients in Europe.

Christophe Roupie, EU/Asia	●

Increased our E.U. average daily trading volumes through Open Trading, increased the number of block trades, and helped increase client usage of the Company’s crossing and auto-execution functionalities.

	●	Increased post prade and data revenues on a year-over-year basis and diversified the client base generating post trade revenues.
	●	Delivered on regulatory requirements, including those related to the implementation of MiFID II and the establishment of the Company's Netherlands office in anticipation of Brexit.
	●	Drove the hiring of senior staff to add depth and execution capability to the organization.

Nicholas Themelis, CIO	●	Delivered three major releases and two minor releases for the trading platform, including the on-going support of new MiFID II requirements throughout the year.
	●	Delivered trading system enhancements, including enhancements to auto execution functionality, improvements to settlement workflow to accommodate ten new local markets, and architectural changes to improve reliability and stability of our trading systems.
	●	Enhanced the Company’s research and data products such as Liquidity Scores, CP+, Like-Bonds, and TCA.
	●	10% increase in year-over-year data revenues.
	●	Improved and enhanced the Company's internal infrastructure and systems.

Pay for Performance Alignment – CEO’s Realized Compensation

To assess our pay-for-performance alignment, we reviewed all compensation realized (“Realized Compensation”) by Mr. McVey relative to our TSR for the three-year period ended December 31, 2017 (the most recent period for which peer compensation data was available at the time of filing this proxy statement) against our 2017 peer group.

Realized Compensation was determined by adding the following elements together:

•	Sum of three years’ base salary;
•	Sum of three years’ actual annual incentive payments;
•	Intrinsic (“in-the-money”) value of stock options awarded during the three-year period (using December 31, 2017 closing price);
•	Value of three years’ restricted stock awards updated for December 31, 2017 closing price;
•	Sum of all performance awards made during the three-year period; and
•	Any other payments or form of wealth received by the executive as reported in the compensation table for the applicable three-year period.

We believe the structure of our compensation program, which minimizes fixed costs and emphasizes appropriate performance leverage, has fairly and competitively compensated our NEOs, including Mr. McVey, for our above market performance realized during this time period and has exhibited strong pay for performance alignment. The graph below compares the three-year Realized Compensation and the Company’s TSR against our 2017 peer group on a percentile basis and indicates that the Company’s performance was well-aligned with compensation for the period. Alignment is defined as the Company’s relative pay and relative performance percentiles amongst the peers that were within 25 percentile points of each other.

The charts below compare Mr. McVey’s TDC to the Company’s Common Stock price appreciation, the performance of various indices and the Company’s operating income for the five-year period ended December 31, 2018:

CEO Pay vs. Total Shareholder Return	CEO Pay vs. Annual Operating Income

$450
$400
$350
$300
$250
$200
$150
$100
Index Value
$7,500
$6,500
$5,500
TDC (000's)
12/31/13
12/31/14
12/31/15
12/30/16
12/31/17
12/31/18
CEO TDC
MarketAxess Holdings Inc.
NASDAQ Composite (COMP)
Dow Jones US Fin Svcs Index (DJUSFN)

$250
$200
$150
$100
Index Value
$7,500
$6,500
$5,500
TDC (000's)
12/31/13
12/31/14
12/31/15
12/31/16
12/31/17
12/31/18
CEO TDC
Operating Income

Calendar year 2013 is the baseline year.  The measurement period begins with calendar year 2014.

As illustrated in the above graphs, Mr. McVey’s annual TDC has increased 9.2% during this 5-year period ending December 31, 2018 (representing an approximately 1.8% compound annual growth rate “CAGR”), while the Company’s operating income has increased 98.1% (14.6% CAGR over 5 years) and TSR has increased over 313% (25.6% CAGR over 5 years). During this 5-year period, over $5 billion in shareholder value (as measured by increased market capitalization) has been created.

We believe Mr. McVey’s compensation has consistently reflected our pay for performance philosophy during this period.  However, because the Summary Compensation Table requires multi-year equity awards to be reported in full in the year received, our use of such awards can make an NEO’s compensation appear to be volatile.  The chart below illustrates and contrasts TDC levels for Mr. McVey over the past 6 years as reported in the Summary Compensation Table (pursuant to SEC rules) versus the TDC calculated by the Company as a result of annualizing multi-year equity awards over the term of each award:

CEO Compensation

*	Includes $8 million performance equity grant that is spread over the five performance years from 2015 to 2019 (see Use of Multi-Year Awards below).
**

Includes $11 million performance equity grant awarded in November 2018 that will be attributed to, and will reduce, annual compensation for the five performance years from 2018 to 2022 (see Use of Multi-Year Awards below).

***	Annualized Multi-Year Grants spread the grant value of multi-year awards over the relevant performance or vesting period as follows:

CEO - Annual Grant Value Offset
Attribution Years	2015 Performance Award Value	2018 Performance Award Value	Total Offset to Annual Award
	($ in thousands)
Each Year 2015 - 2017	$1,600	$—	$1,600
2018	$1,600	$367	$1,967
2019	$1,600	$2,200	$3,800

Base Salary

We avoid automatic base salary increases and target our NEO’s base salaries below applicable median base pay levels to manage our fixed compensation costs and reinforce our pay-for-performance philosophy.

While most of the NEOs’ base salaries were at or below the 25th percentile of base salaries reported by our Peer Group, we did not adjust base salaries in 2018.  Instead, we provided our NEOs with the opportunity for higher compensation through improved variable and long-term incentive opportunities as described below.

Annual Variable Performance Awards Payable in Cash

Our NEOs are paid cash awards under our Employee Cash Incentive Plan. A summary of cash incentives paid to our NEOs in 2018 and 2017 and a comparison to our key financial metrics for both years can be found below:

Cash Incentive Paid Compared to Financial Metrics
	2018 ($)	2017 ($)	Change
Revenues (in millions)	$435.6	$393.4	11%
Operating Income (in millions)	$212.6	$199.6	6%
Diluted EPS	$4.57	$3.89	17%

(in thousands)
Richard M. McVey, CEO	1,890	1,890	0.0%
Antonio L. DeLise, CFO	850	800	6%
Kevin McPherson, Sales	1,100	1,175	(6)%
Christophe Roupie, EU/Asia	466	432	8%
Nicholas Themelis, CIO	1,175	1,250	(6)%

Employee Cash Incentive Plan - 2018

The pool for our annual employee cash incentive plan is accrued as a percentage of our annual pre-tax operating income before the payment of any incentive compensation (“Adjusted Operating Income”). The Company sets an Adjusted Operating Income target each year.  In 2018, our target Adjusted Operating Income was $262.43 million. At target, the Bonus Accrual would have been $33 million.

The Company must have positive Adjusted Operating Income for there to be an accrual for any particular performance year. If the Company exceeds the Adjusted Operating Income target, the percentage accrual rate is reduced, as shown below:

Employee Cash Incentive Plan Accrual Rate - 2018
Level of Adjusted Operating Income	2018 Accrual Rate
At or below $0	0.00%
≤100% (at target)	12.57%
>100 and <105%	12.00%
105 to 110%	10.00%
>110%	8.00%

Regardless of the accrual rate, the Compensation Committee ultimately has the right to override the formulaic result, thereby changing the actual amount paid.

The total amount accrued under the program for 2018 was $31.7 million, which was available to be awarded to all employees of the Company at the discretion of the Compensation Committee.  As shown in the chart below, the actual accrual rate for 2018 was lower than previous years’ accrual rate.  In addition, the Compensation Committee exercised downward discretion in the payout percentage after reviewing financial performance, market data, staffing levels and the C&B Ratio.  The lower accrual and payout rates also allowed the Company to achieve higher incremental margins:

Actual Accrual Rate vs. Target and Previous Year
	2018	2017
Target accrual rate	12.57%	13.82%
Adjusted (actual) accrual rate	12.52%	12.94%
Payout (in thousands)	$31,740	$29,621

Non-Qualified Deferred Cash Plan – 2018 Contributions

The Company offers a voluntary non-qualified deferred cash plan that allows U.S.-based NEOs and other select participants to defer all or part of their cash bonus.  For the cash bonus paid in 2019 for 2018 performance, Mr. DeLise was the only NEO to participate in this plan.  He deferred 75% of his $850,000 cash incentive bonus for 2017, or $637,500.

Changes to the Employee Cash Incentive Plan – 2019

For purposes of funding the Bonus Accrual for the 2019 performance year, the accrual rate is slightly higher than in previous years principally due to the headcount investment we have planned for 2019, including the hire of a new President & COO.  In addition, for 2019, there is no decline in the accrual rate for out-performance.  This allows us to simultaneously invest in new employees and have the best chance to retain high-performing existing employees.  The table below shows the accrual rates for each threshold for 2019 as compared to 2018:

Employee Cash Incentive Plan Accrual Rate - 2019
Level of Adjusted Operating Income	2019 Accrual Rate	2018 Accrual Rate
0.00%	0.00%	0.00%
≤100% (at target)	12.98%	12.57%
<105%	12.98%	12.00%
105 - 110%	12.98%	10.00%
>110%	12.98%	8.00%

Long-term Incentives – Equity-based Awards

Equity awards have traditionally been granted to our NEOs at the time of hire (“new hire” awards), annually (as part of our on-going compensation scheme), and upon contract renewal. We believe that delivering an appropriate portion of an executive’s equity as a multi-year equity award is an effective method of providing an executive with a significant additional incentive to create long-term value for stockholders, while potentially reducing the accounting expense incurred by the Company over a multi-year period to the extent that our Common Stock price increases.

We grant annual awards on January 15 using the average closing price of our Common Stock for the ten consecutive trading days leading up to and including the date of grant. This helps to ensure that the timing of any award and the setting of the exercise price of a stock option will not be subject to manipulation.  It also reduces the impact of any significant short-term swings in stock price.  All annual awards vest over a minimum of three years, and the first vesting date is at least one year from the date of grant.

The value of the annual equity awarded to each NEO is considered by the Compensation Committee in determining TDC for each NEO. The amount awarded is based upon market data, the Company’s desire for our NEOs to maintain appropriate upside leverage in our annual incentive program while managing risk, share ownership guidelines, and our desire to retain our NEOs.

The Executive Compensation Tables require that we report all equity granted during the applicable reporting year.  As such, we are providing an overview of all equity awards granted in January 2018 for 2017 performance.  However, in calculating TDC for performance year 2018, we used the value of equity granted in January 2019 in recognition of performance during 2018.  Accordingly, we have also included an overview of equity awards granted in 2019.

2018 Grants for 2017 Performance

The following chart shows the annual equity awards granted to our NEOs in January 2018 for performance in 2017 and the value of any multi-year awards included in their TDC for 2017 (see Use of Multi-Year Awards below

Equity Attributed to Year-End 2017 Compensation
	Grant Value Jan 2018	Annualized Portion of Previously Granted Multi-Year Awards	Total
	($ in thousands)
Richard M. McVey, CEO	3,010	1,600	4,610
Antonio L. DeLise, CFO	340	360	700
Kevin McPherson, Sales	350	500	850
Christophe Roupie, EU/Asia	253	437	690
Nicholas Themelis, CIO	475	600	1,075

The annual equity value received by the NEOs was determined after 1) setting a target TDC for each NEO, 2) subtracting out the base salary already paid and the targeted cash incentive, and 3) subtracting the annualized value of their respective multi-year grants (See Use of Multi-Year Awards below).

Flex Share Program

Annual equity awards are made pursuant to our “Flex Share” program that permits our NEOs to have input into the form of their equity compensation (between performance shares, restricted stock units (“RSUs”) and stock options), subject to a general framework and limitations imposed by the Compensation Committee. The Flex Share program allows the Company to deliver more individualized awards with greater perceived value to the NEOs without incurring additional expense to the Company. For the awards granted in 2018, each annual equity award had a minimum requirement of 35% for performance awards (40% for the CEO), with a maximum amount of 50% of the annual equity award allowed to be in the form of performance shares. Of the remainder of the annual award, 50% was awarded in the form of RSUs. NEOs then had the option to receive the balance of their award in RSUs or stock options.  For the awards granted in January 2018, stock options were granted at a ratio of one RSU to 3.63 stock options, based upon the relative accounting cost of each award component on the award date.

RSUs and stock options vest in three equal annual installments beginning a year after grant.  Performance shares settle in the first quarter after the completion of the performance year and vest in two equal annual installments beginning two years after grant.

RSU settlement may be deferred at the NEO’s election, which provides an added benefit of allowing the NEO to maintain additional upside leverage in our shares of Common Stock through delayed taxation. Generally, deferring RSUs has no impact on an RSU’s vesting schedule, except that the initial vesting date for an RSU deferred in the year of grant must occur at least 13 months after the grant date in accordance with Section 409A of the Code.

As a result of their elections, the NEOs were granted the following awards as part of their annual equity award in January 2018:

Annual Equity Award - Share Election - 2018
	Total Value Granted	Percentage Allocated as RSUs	RSUs Granted on Jan 15, 2018	Deferred	Percentage Allocated as Stock Options	Stock Options Granted on Jan 15, 2018	Percentage Allocated as Performance Shares	Performance Shares Granted on Jan 15, 2018
	($ in thousands)
Richard M. McVey, CEO	$3,010	30%	4,418	Yes	30%	16,037	40%	5,891
Antonio L. DeLise, CFO	$340	65%	1,081	No	0%	—	35%	582
Kevin McPherson, Sales	$350	65%	1,113	No	0%	—	35%	599
Christophe Roupie, EU/Asia	$253	60%	743	N/A	0%	—	40%	743
Nicholas Themelis, CIO	$475	60%	1,395	No	0%	—	40%	930

2018 Performance Share Metrics and Payout

The performance share awards were designed to result in a 100% payout if the Company achieved a targeted adjusted operating income range (before expenses incurred in connection with the grant of all performance share awards for performance in 2018). The performance share awards provided for a maximum payout of 150% of the Target award if the high end of the target range was exceeded by at least 10% and would result in no payout if the Company did not achieve at least 80% of the low end of the target range. Our actual adjusted operating income was $222 million, which resulted in a payout of 100%.  The table below shows the adjusted operating income goals and corresponding payout results:

2018 Performance Share Metrics and Achievement
2018 Adjusted Operating Income Goal	Performance Share Payout
Below $176.2 million	0.0%
$176.2 million (80%)	50.0%
Actual of $222.03 million	100.0%
Target of $220.23 to $230.23 million	100.0%
$253.25 million and higher (110%)	150.0%

The table below shows the adjustment to the performance shares upon settlement:

Performance Share Awards - Granted and Settled
	Performance Shares Granted	Value on the Date of Grant (1)	Settlement of Performance Shares in 2018	Value of Grant on Date of Settlement (2)
	(in units)	($ in thousands)	(in units)	($ in thousands)
Richard M. McVey, CEO	5,891	1,200	5,891	1,265
Antonio L. DeLise, CFO	582	119	582	125
Kevin McPherson, Sales	599	122	599	129
Christophe Roupie, EU/Asia (3)	743	151	498	107
Nicholas Themelis, CIO	930	189	930	200

(1)	Based on the closing price on January 15, 2018 (Grant Date) of $203.72
(2)	Based on the closing price on January 31, 2019 (Settlement Date) of $214.77
(3)	Due to U.K. tax considerations, Mr. Roupie’s performance award was subject to downward adjustment only. Therefore, the grant amount was the maximum amount that could be earned.

2019 Grants for 2018 Performance

The following chart shows the annual equity awards granted to our NEOs in January 2019 for performance in 2018 and the value of any multi-year awards included in their TDC for 2018:

Equity Value Attributed to Year-End 2018 Compensation
	Grant Value	Annualized Portion of Multi-Year Awards
	Jan-19	Previous Multi-Year Award	2018 Multi-Year Award	Total
	($ in thousands)
Richard M. McVey, CEO (1)	2,743	1,600	367	4,710
Antonio L. DeLise, CFO (2)	390	360		750
Kevin McPherson, Sales (2)	350	500		850
Christophe Roupie, EU/Asia (3)	250	170	268	688
Nicholas Themelis, CIO (2)	425	600		1,025

(1)

$1.6 million represents the annual value of the multi-year performance award granted in January 2015; $367,000 represents two months of value of a new multi-year performance retention award granted in November 2018 (see Use of Multi-Year Awards below)

(2)	Multi-year awards were granted in January 2016 and annual attribution began with 2015 year-end compensation.
(3)

$170,000 represents the earned amount of a multi-year performance award granted in connection with Mr. Roupie’s hire on April 1, 2017; $268,000 represents the value of an award tied to year-end 2018 compensation (see Use of Multi-Year Awards below)

There were no changes to the Flex Share program for the 2019 grants, except that the ratio of RSUs to stock options decreased slightly to 3.61 stock options to one RSU.

The performance share metrics for operating income and composite market share were adjusted to align with our 2019 financial plan. In the event that the Company exceeds the composite market share thresholds, the payout of the performance shares can be increased up to the 100% payout level, provided, however, the Company must have first met the minimum threshold for operating income.  Notwithstanding the above, market share results cannot increase the payout above 100%.  Any payout level above 100% depends solely on exceeding operating income goals.

The NEOs were granted the following awards in January 2019:

Annual Equity Award - Share Election - 2019
	Total Value Granted	Percentage Allocated as RSUs	RSUs Granted on Jan 15, 2019	Deferred ?	Percentage Allocated as Stock Options	Stock Options Granted on Jan 15, 2019	Percentage Allocated as Performance Shares	Performance Shares Granted on Jan 15, 2019
	($ in thousands)
Richard M. McVey, CEO	$2,743	60%	7,757	Yes	—	—	40%	5,171
Antonio L. DeLise, CFO	$390	70%	1,287	No	—	—	30%	551
Kevin McPherson, Sales	$350	70%	1,155	No	—	—	30%	495
Christophe Roupie, EU/Asia (1)	$1,320	50%	2,522	N/A	—	—	50%	3,783
Nicholas Themelis, CIO	$425	70%	1,402	No	—	—	30%	601

(1)

Mr. Roupie was awarded Restricted Stock, not RSUs.  As discussed below, Mr. Roupie received an additional award with the same structure as his annual award as part of the 2018 year-end compensation process.  The share amount for the performance grant reflects the maximum amount that Mr. Roupie can earn.  Due to U.K. tax considerations, Mr. Roupie’s performance award is subject to downward adjustment only.

Use of Multi-Year Awards as an Offset Against Future Equity Awards

We have enjoyed significant benefits from, and strongly believe in the retention and incentive value created by, up-front equity awards, provided that such awards are appropriately structured. We believe that performance based multi-year awards adhere to this philosophy by offering strong additional incentives – wealth creation and retention opportunities through both the number of shares earned and the potential for an increase in stock price – without creating excessive risk within the overall compensation framework under which our NEOs are compensated.

In all cases, the multi-year awards are attributed to four or more years of future compensation and reduce the annual compensation awarded to the NEOs for those years of attribution.  Importantly, these awards act as dollar for dollar offset against future equity awards:

These awards are calibrated to ensure that they deliver enhanced incentive opportunity and retention without significantly compromising the Committee’s ability to grant additional equity to our NEOs on an annual basis. The Committee believes that the Company’s use of multi-year awards has been a successful practice which has delivered significant benefits to the executives and our stakeholders.

CEO Awards

CEO – 2015 Performance Award

In January 2015, Mr. McVey was awarded a performance based multi-year award in connection with the execution of a new employment agreement.  The award is comprised of two separate performance components: (i) $6 million in performance shares, and (ii) $2 million in premium priced stock options (“Premium Options”).

As previously disclosed, all performance targets for all tranches of this award were met on or before March 2016.  Notwithstanding that the performance targets were met in 2016, 50% of the shares delivered to the CEO in settlement of the performance shares did not vest until January 15, 2019 and the remainder will vest January 15, 2020.

The Premium Options vest in three tranches as follows:

Premium Options
Vesting Date	Options Vested
January 15, 2018	39,933
January 15, 2019	39,972
January 15, 2020	40,076

The expiration date for all Premium Options is July 15, 2020.

CEO – 2018 Performance Award

In connection with the execution of an amended employment agreement that extended the CEO’s employment term and the fact that a significant portion of the CEO’s January 2015 award was vested on or before January 15, 2019, the CEO was awarded another performance retention award on November 8, 2018 (“2018 Performance Award”).  The 2018 Performance Award will be attributed to compensation years 2018 through 2023 (although the first and last years are partial year attributions) as outlined below and will reduce the amount of the variable pay, including equity, that the CEO will receive for those performance years on a dollar for dollar basis.

As described in the 2018 Grants for 2017 Performance section above, multi-year awards reduce the amount of variable compensation, both equity and cash, a NEO can receive in future years.  We do not design multi-year awards to fully displace all the annual incentive equity value to the NEO.  For example, multi-year awards do not exceed 30-35% of the CEO’s target TDC opportunity for any given year. Rather, the portion of the multi-year award attributed to future compensation years is designed to replace a portion of the annual equity incentive value the NEO would have otherwise received in such future year.   The Compensation Committee therefore has the flexibility to administer appropriate pay adjustments on an annual basis while still generating enhanced retention value through the multi-year award.

2018 Multi-Year Performance Award
	Value	Attribution
	($ in thousands)
Total Award Value	11,000	—
Year-End 2018 (2 months)		367
Each Year-End 2019 - 2022		2,200
Year-End 2023 (10 months)		1,833

The 2018 Performance Award is contingent both upon meeting certain stock price thresholds as well as tenure requirements:

2018 Multi-Year Performance Award Structure
	Value	Tranche	Target	Target Share Price or Strike Price	Number of Units
	($ in thousands)			(in $)
Performance Shares	2,750	1	125% of FMV	257.78	17,942
Performance Shares	2,750	2	135% of FMV	278.40	19,800
Stock Options	2,750	3	125% of FMV	257.78	69,113
Stock Options	2,750	4	135% of FMV	278.40	79,411

The fair market value on the date of grant of the 2018 Performance Award was the closing price of the Company’s Common Stock of $206.22 (“FMV”). In order for the CEO to satisfy the stock price thresholds, the Company must achieve an average price per share of common stock at 125% of FMV for the first tranche and 135% of FMV for the second tranche, calculated over twenty consecutive trading days (rounded to the nearest cent), during the performance period.  The performance period runs from November 8, 2018 through November 8, 2023.  If the Target Share Price for each of the 125% and 135% tranches is not met during this period, the respective shares will be forfeited.

The Stock Options were granted with a strike price of 125% of FMV (third tranche) and 135% of FMV (fourth tranche).  As premium priced stock options, these awards will provide value to the CEO only to the extent that the strike price is exceeded by the Company's share price on the date of exercise.  The Stock Options vest and are fully exercisable on November 8, 2023.  The term of both Stock Options ends on May 8, 2024.

The number of units for all tranches of these awards were determined by an outside advisor hired to run a Monte Carlo simulation.

Based on the Company’s market capitalization of approximately $7.76 billion on the grant date, the Company’s market capitalization must increase by $1.94 billion for the CEO to realize any value from first tranche at 125% of FMV and by $2.7 billion for the CEO to realize any value from the second tranche at 135% FMV.

Other NEO Awards

On January 22, 2016, Messrs. DeLise, McPherson and Themelis were granted -multi-year awards valued at $1.8 million, $2.5 million and $3.0 million, respectively, as of that date (“NEO Multi-Year Awards”). The NEO Multi-Year Awards were comprised of three components as follows:

•	40% of the award value was granted in the form of performance shares,
•	30% of the value was granted in the form of time-based RSUs, and
•	30% of the value was granted in at-the-money stock options, as shown below.

The NEO Multi-Year Awards were granted to provide additional performance incentives and promote the retention of these key executives. The performance element will ensure that the NEO’s interests are aligned with those of our stockholders, while the time-vested RSUs provide retention value. In contrast to our annual grants, which generally vest in 3 equal annual installments, the NEO Multi-Year Awards vest in two 50% installments on each of January 31, 2020 and 2021, the 4th and 5th anniversaries of the grant date.

The NEO Multi-Year Awards cover a five-year period. Accordingly, one-fifth of the grant date value of the NEO Multi-Year Award is attributed to Messrs. DeLise’s, McPherson’s and Themelis’s compensation for performance years 2015 through 2019. The total and annualized value, as well as the number of units received are summarized below:

Value of the NEO Multi-year Awards and Units Granted
		Annual Grant Value	Total Units Granted			Units Earned
	Total Grant Value	(Performance Years 2015 - 2019)	Performance Shares	RSUs	Stock Options	Performance Shares
	($ in thousands)	($ in thousands)
Antonio L. DeLise, CFO	1,800	360	6,933	5,200	16,147	7,356
Kevin McPherson, Sales	3,000	600	11,555	8,666	26,865	10,216
Nicholas Themelis, CIO	2,500	500	9,629	7,222	22,388	12,260

The exercise price of the stock options received by Messrs. DeLise, McPherson and Themelis is $103.30, the closing price of the Company’s Common Stock on the date of award.

The performance shares are earned based on achieving aggregate operating income targets over three-year and four-year measurement periods ending December 31, 2018 and December 31, 2019. To achieve 100% of the target shares, certain aggregate operating income targets within a target range must be met. The level of performance and the corresponding level of payment are as follows:

Aggregate Operating Income
Level	Three-Year Cumulative	Four-Year Cumulative	Payout Percent
	($ in millions)	($ in millions)
Threshold	527.9	740.2	50%
Target Range - Low	589.6	852.2	100%
Target Range - High	611.2	892.4	100%
Actual Performance through Dec 31, 2018	619.3		106.1%
Outperform	644.6	955.4	125%
Maximum	691.0	1,045.0	150%

Based on the payout percent of 106.1%, the performance shares settled as follows after the conclusion of the 2018 performance year:

	Original Shares	Adjusted Shares
Antonio L. DeLise, CFO	6,933	7,356
Kevin McPherson, Sales	9,629	10,216
Nicholas Themelis, CIO	11,555	12,260

In connection with his hire, Mr. Roupie was awarded a four-year multi-year hire-on grant of 9,367 shares in April 2017 valued at $1.748 million.  The grant is comprised of restricted stock with a performance element.  Performance was based on two years (2017 and 2018 measurement periods) of internal financial goals as set by management in the first quarter of 2017.  The award made to Mr. Roupie vests over a four-year period. Accordingly, one-fourth of the grant date value of the award (or $437,000) was intended to be attributed to his compensation for performance years 2017 through 2020. The earned shares will vest in two equal installments on the third and fourth anniversaries of the grant (April 2020 and April 2021).

In addition, based on his performance during a challenging transition period in our European business in 2018, Mr. Roupie received an annual equity award of $250,000 and an additional equity award of $1.07 million.  Both awards were subject to the structures set out in the Flex Share Program pursuant to which Mr. Roupie elected 50% performance shares and 50% restricted stock.  In relation to the additional equity award, $267,500 was attributed his 2018 year-end compensation and $267,500 was attributed to the future compensation years 2019 and 2020.

Total Direct Compensation (TDC)

Our compensation decisions for year-end 2018 were a balance between the Company’s record financial results for the tenth consecutive year and its performance in light of its peers, individual performance, market data, and the impact and value of the long-term retention incentives previously awarded to each NEO.  A summary of each NEO’s 2018 TDC and the relevant market data can be found below.

2018 Compensation Decisions and Market Data
	Base Salary		Cash Incentive / Bonus	Total Cash
	Actual	Market Positioning	Actual	Actual	Market Positioning
	($ in thousands)		($ in thousands)	($ in thousands)
Richard M. McVey, CEO	500	Below Median	1,890	2,390	Above Median
Antonio L. DeLise, CFO	300	Below 25th	850	1,150	At 75th
Kevin McPherson, Sales	300	Below Median	1,100	1,400	Above 75th
Christophe Roupie, EU/Asia	399	Below Median	466	865	Above Median
Nicholas Themelis, CIO	300	Below 25th	1,175	1,475	Above 75th

	Equity		TDC
	Annual Equity Value Granted (1)	Residual Multi-Year Value (2)	2018	Market Positioning	2017	Change 2018 vs. 2017
	($ in thousands)	($ in thousands)	($ in thousands)		($ in thousands)
Richard M. McVey, CEO	2,743	1,967	7,100	Below 75th	7,000	1.4%
Antonio L. DeLise, CFO	390	360	1,900	Above Median	1,800	5.6%
Kevin McPherson, Sales	350	500	2,250	Above Median	2,325	(3.2)%
Christophe Roupie, EU/Asia	250	438	1,553	Above Median	1,521	2.1%
Nicholas Themelis, CIO	425	600	2,500	Above Median	2,625	(4.8)%

(1)	Represents an annual equity award granted on January 15, 2019 for 2018 performance
(2)	See discussion regarding the multi-year awards

Common Stock Ownership Guidelines

We believe that equity-based awards are an important factor in aligning the long-term financial interest of our NEOs and our stockholders. As such, we maintain stock ownership guidelines for our NEOs. Generally, under the guidelines, Mr. McVey is required to own not less than a number of shares of Common Stock equal in value to ten times his base salary using a price of $208.07 per share, which was the average of the daily closing price of our Common Stock for the twelve-month period ending March 31, 2019.  At his current base salary of $500,000, Mr. McVey’s required ownership level is not less than 24,030 shares.  Additionally, effective April 2016, for the remainder of the time Mr. McVey holds the title of CEO and for the twelve months thereafter, Mr. McVey will be required to maintain beneficial ownership of at least 50% of the shares that Mr. McVey received as equity compensation as of the date of the guideline or thereafter. All of Mr. McVey’s vested and unvested restricted shares, vested and unvested restricted stock units, settled performance shares, and shares deferred under a non-qualified deferred compensation arrangement will be counted for the post-termination holding requirement; vested and unvested stock options are excluded from the requirement. The other NEOs are required to own not less than three times their base salary as in effect on such date. At their current base salaries of $300,000, Messrs. DeLise’s, McPherson’s, and Themelis’ required ownership is not less than 4,325 shares and Mr. Roupie’s required ownership, at a base salary equivalent to $399,000, is not less than 5,753 shares.  New NEOs will be subject to the same guidelines and will be required to be in compliance within five years of becoming an NEO. Under our ownership guidelines, shares purchased and held beneficially, vested and unvested RSUs and restricted shares and settled performance shares count toward the minimum ownership requirement. Vested and unvested options and unsettled performance shares are not counted toward the ownership requirement. Compliance with the Common Stock ownership guidelines is reviewed by our Board’s Nominating and Corporate Governance Committee (the “Governance Committee”) every year or more often at the discretion of the Board or Governance Committee. All of our NEOs are currently in compliance with the guidelines.

NEO Stock Ownership Requirements
	Requirement	Current Holdings
Richard M. McVey, CEO	10x	434x
Antonio L. DeLise, CFO	3x	31x
Kevin McPherson, Sales	3x	62x
Christophe Roupie, EU/Asia	3x	2x
Nicholas Themelis, CIO	3x	38x

Incentive Compensation Clawback

Each of our incentive plans contain a clawback provision that allows the Company to recoup all or part of the year-end incentive compensation paid to NEOs in the event of a misstatement of financial results discovered within 12 months of December 31st of the respective performance year. The clawback is structured so that funds that were accrued under the Employee Cash Incentive Plan as a result of a misstatement of financial results may be recaptured by the Company. In addition, Mr. McVey’s employment agreement provides the Company with the right to recapture all compensation paid, whether in the form of cash, Common Stock or any other form of property, to the extent required by the Dodd-Frank Act and the Remuneration Code published by the U.K. Financial Conduct Authority.

Prohibition of Employee Hedging

NEOs and all other employees are prohibited from engaging in transactions that hedge the market value of the Company’s Common Stock. The most readily available and complete hedge is shorting the Common Stock, which is expressly prohibited under the Company’s Insider Trading Policy.

Other Benefits

We provide our NEOs with the same benefits offered to all other employees. The cost of these benefits constitutes a small percentage of each NEO’s total compensation. In the U.S. and the U.K., key benefits include paid vacation, premiums paid for group life insurance and disability policies, employer contributions to the NEO’s retirement account, and the payment of all or some of the NEO’s healthcare premiums in fiscal year 2018. We review these other benefits on an annual basis and make adjustments as warranted based on competitive practices and our performance. Comparable benefits are offered to employees in other geographic locations in which we operate.

Compensation Committee Discretion

The Compensation Committee retains the discretion to decrease or eliminate all forms of incentive awards based on its performance assessment, whether individual or Company-based. Likewise, the Compensation Committee retains the discretion to provide additional payouts and/or consider special awards for significant achievements, including but not limited to achieving superior operating results, strategic accomplishments and/or consummation of partnerships, acquisitions or divestitures.

Severance and Change in Control Arrangements

In hiring and retaining executive level talent, the Compensation Committee believes that providing the executive with a level of security in the event of an involuntary termination of employment or in the event of a change in control is an important and competitive part of the executive’s compensation package. We entered into an employment agreement with Mr. McVey that provides for severance payments and benefits in the event of the termination of his employment under certain circumstances. In addition, the terms of our annual equity grant award agreements with Mr. McVey provide for accelerated vesting of his equity awards in the event of termination of his employment under certain circumstances or upon a change in control of the Company. While retention grants also accelerate upon certain terminations of employment after a qualifying change in control event, accelerated vesting is limited to 24 months, as the Compensation Committee did not feel it necessary to provide full acceleration of the retention grants.

While Mr. McVey’s employment agreement is designed to protect him in the event of a change in control, it does not provide for “single-trigger” protection, nor does the Company provide any 280G protection or “gross-up” for excise taxes that may be imposed under Code Section 4999. The agreement does provide that if any payments or benefits paid or provided to him would be subject to, or result in, the imposition of the excise tax imposed by Code Section 4999, then the amount of such payments will be automatically reduced to one dollar less than the amount that subjects such payment to the excise tax, unless he would, on a net after-tax basis, receive less compensation than if the payment were not so reduced.

The other NEOs are entitled to severance payments and benefits in the event of termination of their employment under certain circumstances pursuant to the terms of the MarketAxess Severance Pay Plan (as amended effective November 21, 2016).

See below under Executive Compensation — Potential termination or change in control payments and benefits for information regarding these payments and benefits.

Impact of Tax and Accounting

As a general matter, the Compensation Committee reviews and considers the tax and accounting implications of using the various forms of compensation employed by the Company.

When determining the size of grants to our NEOs and other employees under the Company’s Equity Incentive Plan, the Compensation Committee examines the accounting cost associated with the grants. Under FASB ASC Topic 718, grants of stock options, restricted stock, RSUs, performance shares and other share-based payments result in an accounting charge for the Company. The accounting charge is equal to the fair value of the instruments being issued. For restricted stock, RSUs and performance shares, the cost is equal to the fair value of the Common Stock on the date of grant times the number of shares or units granted. For stock options, the cost is equal to the fair value determined using an option pricing model. This expense is recognized over the requisite service or performance period.

Code Section 162(m) generally prohibited any publicly-held corporation from taking a Federal income tax deduction for compensation paid in excess of $1 million in any taxable year to certain executive officers and certain other individuals. Exceptions to this rule had historically included qualified performance-based compensation. However, this performance-based exception from the deduction limit has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our U.S. named executive officers in excess of $1 million is not deductible unless it qualifies for the limited transition relief applicable to certain arrangements in place as of November 2, 2017.   While the Compensation Committee considers tax deductibility as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes. There can be no assurance that any compensation will in fact be deductible.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis to be included in this Proxy Statement. Based on the reviews and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the

Board of Directors:

John Steinhardt — Chair

Steven L. Begleiter

COMPENSATION RISK ASSESSMENT

NEOs and Senior Management Team

Our Compensation Committee annually reviews compensation recommendations for our NEOs and certain other employees of the Company. Specifically, the Compensation Committee is presented with benchmark data and compensation recommendations made by Mr. McVey (excluding for himself), in conjunction with Grahall, our independent compensation consultant, for our senior management team. In 2018, in addition to providing market data for our NEOs, Grahall provided market data for the following positions comprising the senior management team (each, a “Senior Manager” and collectively “Senior Management”):

•	Global General Counsel
•	Global Head of Human Resources
•	Global Head of Marketing and Communications
•	Product Manager, Open Trading
•	Global Head of Operations

Grahall also provided the Compensation Committee with summary benchmark and compensation data for all other employees of the Company in the aggregate.

The compensation recommendations for Senior Management are reviewed by the Compensation Committee and factor into the Compensation Committee’s decision-making process in the same manner as decisions concerning compensation for the NEOs (other than Mr. McVey). The Compensation Committee believes that the Company has the right pay mix in place to mitigate a short-term orientation and short-term risk-taking. While a significant portion of executive compensation is performance-based and provides significant award potential, we believe that our compensation program as a whole is sound and does not encourage excessive risk-taking. Specifically:

•

Use of long-term incentives — A meaningful portion of the equity compensation received by our NEOs and Senior Managers vests over a three-year or longer period. Therefore, Senior Managers are encouraged to have a long-term outlook, which mitigates short-term risk. Given their equity holdings, poor performance that decreases our Common Stock price negatively impacts the senior management team and our stockholders alike.

•

Detrimental Activity Clause — Each equity award made by the Company is done so pursuant to a written agreement that contains a clause prohibiting certain activities that are detrimental to the Company. Pursuant to this clause, detrimental activity by an equity award recipient can result in the Company’s enforcement of a clawback of equity granted to that employee.

•

Share ownership guidelines — The Company has adopted share ownership guidelines, which require our NEOs to hold a portion of their annual base salary in shares of Common Stock of the Company. This ensures that each executive will maintain a significant amount of wealth in our Common Stock, and when the Common Stock price declines, executives will lose value as stockholders do. As a significant portion of each NEO’s compensation is awarded in equity, we believe the Common Stock ownership guidelines motivate the NEOs to align personal performance and decision-making with stockholder value creation and improvement of our financial results on a long-term basis. Other Senior Managers generally have the same portion of TDC allocated to equity as the NEOs.

•

Performance shares — To realize value on any grant of performance shares, Senior Managers and NEOs must satisfy performance criteria after the award is made and then hold the performance shares until they are fully vested. 50% of the shares ultimately earned are not available until the second anniversary of the grant date and the other 50% of the shares ultimately earned are not available until the third anniversary of the grant date (in each case, absent a termination event after a qualifying change in control). This additional holding period requires NEOs and Senior Managers to remain employed with the Company and exposes the shares to additional market risk during the holding period, thus aligning their interests with those of our stockholders.

•

Clawbacks for restatements — We have a clawback policy regarding cash incentives for our NEOs that provides that if our financial results are restated within twelve months of December 31st of the respective performance year — whether through mistake or wrongdoing — the Company has the legal right to recapture an appropriate portion of any bonuses paid. This clawback policy was based upon, but exceeds the requirements of, the model presented in the Sarbanes Oxley Act of 2002. In addition, Mr. McVey’s employment agreement includes the Company’s right to recapture all compensation paid to him, whether in the form of cash, the Company’s Common Stock or any other form of property, as required by the Dodd-Frank Act and the Remuneration Code published by the Financial Conduct Authority.

•

Limited maximum opportunity — Additionally, our annual incentive pool for NEOs subject to Section 162(m) is capped and we have implemented a decreasing accrual rate at higher performance levels for the incentive pool and our Employee Plan. This reduces the likelihood of the NEOs and Senior Managers taking unnecessary risk for short-term gains.

Other Employees

The Global Management Team regularly reviews our compensation practices to determine whether they create appropriate incentives for our broader employee base and do not motivate imprudent risk taking.   Additionally, this team, together with the Chief Audit and Risk Officer and guided by the Risk Committee of the Board, assesses our Company business strategies and plans, as well as departmental strategies and plans, to ensure that appropriate policies and procedures are in place for identifying, evaluating, measuring, monitoring and managing risks.  The Chief Audit and Risk Officer regularly prepares updates and reports for both the Risk and Audit Committees of the Board which, in turn, update the full Board as to the Company’s risk profile.

Conclusion

Based on our internal analysis and the controls that are in place, each of the Compensation, Risk and Audit Committees of the Board believes that the Company’s compensation policies and practices for its employees do not encourage excessive risk-taking or fraud and are not reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Summary compensation table

The following table sets forth all compensation received during fiscal years 2016, 2017 and 2018 by our (i) Chief Executive Officer, (ii) Chief Financial Officer, (iii) Global Head of Sales, (iv) Head of Europe and Asia and (v) Chief Information Officer. These executives are referred to as our “named executive officers” or “NEOs” elsewhere in this Proxy Statement.

2018 Summary Compensation Table
Name and Principal Position	Year	Salary($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non- Equity Incentive Plan Compensation ($)(4)	All Other Compen- sation ($)(5)	Total ($)
Richard M. McVey	2018	500,000	1,890,000	7,590,245	6,399,840	—	245,098	16,625,183
Chief Executive Officer	2017	500,000	—	2,266,198	982,681	1,890,000	223,757	5,862,636
	2016	500,000	—	2,145,006	893,891	2,100,000	194,565	5,833,462
Antonio L. DeLise	2018	300,000	850,000	337,809	—	—	19,519	1,507,328
Chief Financial Officer	2017	300,000	800,000	232,218	113,080	—	26,073	1,471,371
	2016	300,000	900,000	1,301,273	522,325	—	25,194	3,048,792
Kevin McPherson	2018	300,000	1,100,000	347,762	—	—	22,061	1,769,824
Global Head of Sales	2017	300,000	—	152,009	—	1,175,000	40,728	1,667,737
Christophe Roupie (6)	2018	399,000	466,000	251,441	—	—	16,610	1,133,051
Head of Europe and Asia, MarketAxess Europe Limited and Trax	2017	315,875	432,000	1,749,194	—	—	13,616	2,510,685
Nicholas Themelis	2018	300,000	1,175,000	472,087	—	—	29,238	1,976,325
Chief Information Officer	2017	300,000	—	354,025	153,525	1,250,000	46,071	2,103,621
	2016	300,000	—	2,471,790	870,488	1,400,000	33,077	5,075,355

(1)	Mr. Roupie’s salary represented a partial year of service for 2017.
(2)	Prior to the elimination of Section 162(m), the NEOs were paid under separate incentive plans. As of 2018, all NEOs are paid under the Employee Incentive Plans.
(3)

The amounts represent the aggregate grant date fair value of stock and option awards granted by the Company in 2016, 2017 and 2018, computed in accordance with FASB ASC Topic 718. For further information on how we account for stock-based compensation, see Note 9 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 20, 2019. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual amounts, if any, that will be realized by the named executive officers. The amounts reported for stock awards in 2016, 2017 and 2018 include performance shares.  For 2018, the reported fair value of the performance shares are $1,190,218, $117,587, $121,022, $100,077 and $189,460 for Messrs. McVey, DeLise, McPherson, Roupie and Themelis, respectively.  The fair value of the performance shares is reported based on achievement of 100% of the target performance goals, which represents the probable outcome of the performance goals.  If the Company achieves the maximum performance goals, then the fair value of the performance shares granted in 2018 would be $1,785,326, $176,380, $181,532, $150,116 and $281,845 for Messrs. McVey, DeLise, McPherson, Roupie and Themelis, respectively.  In November 2018, Mr. McVey was awarded a retention equity award that consists of performance shares and performance-based stock options with an aggregate fair value of $11,000,000.

(4)

These amounts represent amounts earned under the Performance Incentive Pool prior to 2018 with respect to Messrs. McVey, McPherson and Themelis. The Performance Incentive Plan was discontinued with the passage of the Tax Cuts and Jobs Acts of 2017.

(5)

These amounts represent employer matching contributions to the Company’s 401(k) defined contribution plan of $7,000 to each NEO (other than Mr. Roupie who received $15,362 under the UK Pension Scheme) for each year reported and dividends credited in each year reported on unvested restricted stock and unvested deferred and non-deferred restricted stock units.

(6)	All compensation for Mr. Roupie in this Executive Compensation section is reported in U.S. dollar terms assuming a conversation rate of 1.33 USD to 1 GBP.

Grants of plan-based awards

The following table summarizes the grants of performance shares, performance awards, restricted stock units and stock options we made to the named executive officers in 2018, as well as potential payouts pursuant to certain performance-based compensation arrangements. There can be no assurance that the grant date fair value of stock awards will ever be realized.

2018 Grants of Plan-Based Awards Table
				Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Approval Date	Grant Date		Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Richard M. McVey	1/8/2018	1/15/2018		—	—	—	4,418	—	—	900,035
	1/8/2018	1/15/2018	(2)	2,946	5,891	8,837	—	—	—	1,190,218
	1/8/2018	1/15/2018	(3)	—	—	—	—	16,037	204	899,831
	11/6/2018	11/8/2018	(4)	—	—	—	17,942	—	—	2,750,000
	11/6/2018	11/8/2018	(4)	—	—	—	19,800	—	—	2,750,000
	11/6/2018	11/8/2018	(5)	—	—	—	—	69,113	258	2,750,000
	11/6/2018	11/8/2018	(5)	—	—	—	—	79,411	278	2,750,000

Antonio L. DeLise	1/8/2018	1/15/2018		—	—	—	1,081	—	—	220,221
	1/8/2018	1/15/2018	(2)	291	582	873	—	—	—	117,587

Kevin McPherson	1/8/2018	1/15/2018		—	—	—	1,113	—	—	226,740
	1/8/2018	1/15/2018	(2)	300	599	899	—	—	—	121,022

Christophe Roupie	1/8/2018	1/15/2018		—	—	—	743	—	—	151,364
	1/8/2018	1/15/2018	(2)	248	495	743	—	—	—	100,077

Nicholas Themelis	1/8/2018	1/15/2018		—	—	—	1,395	—	—	284,189
	1/8/2018	1/15/2018	(2)	465	930	1,395	—	—	—	187,897

(1)

The value of a restricted stock unit is based on the fair value of such award, computed in accordance with FASB ASC Topic 718. The value of a performance share is based on the fair value of such award assuming 100% of target, computed in accordance with FASB ASC Topic 718.  For further information on how we account for stock-based compensation, see Note 9 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

(2)

Reflects the number of performance shares that would vest based on the level of achievement by the Company of pre-tax operating income targets for the 2018 calendar year performance period. For each performance share earned, a participant would be awarded an equal number of shares of restricted stock that would vest and cease to be restricted stock in equal 50% installments on each of the second and third anniversaries of the date of grant of the applicable performance share, subject to the participant’s continued service.   For 2018, the pay-out achievement of the performance shares was 100% of target for all NEOs except for Mr. Roupie, who earned 67% of his award.  Mr. Roupie’s award was structured such that the grant amount was the maximum amount that could be earned under the terms of the award.

(3)	The stock option amounts vest in three equal installments on each of January 31, 2019, 2020 and 2021.
(4)

On November 8, 2018, Mr. McVey received a performance share award.  The fair market value (“FMV”) on the date of grant was the closing price of the Company’s Common Stock of $206.22. To earn the Performance Shares, the Company must achieve an average price per share of common stock at 125% of FMV for the first tranche of 17,942 shares and 135% of FMV for the second tranche of 19,800 shares, calculated over twenty consecutive trading days (rounded to the nearest cent), during the performance period.  The performance period runs from November 8, 2018 through November 8, 2023.  If the performance Target Share Price for each of the 125% and 135% tranches is not met during this period, the respective shares are forfeited.

(5)

On November 8, 2018, Mr. McVey received performance-based stock options.  The Stock Options were granted with a strike price of 125% of FMV and 135% of FMV.  As premium priced stock options, these awards provide value to the CEO only to the extent that the strike price is exceeded by the Company's share price on the date of exercise.  The Stock Options vest and are fully exercisable on November 8, 2023.  The term of both Stock Options expires on May 8, 2024.

Outstanding equity awards at fiscal year-end

The following table summarizes unexercised stock options, shares of restricted stock and restricted stock units that had not vested, and related information for each of our named executive officers, as of December 31, 2018. The market value of restricted stock awards and restricted stock units is based on the closing price of the Company’s Common Stock on December 31, 2018 of $211.31.

Outstanding Equity Awards - Year End 2018
		Option Awards				Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard M. McVey		110,779		21.56	1/19/2021
		39,933		88.25	7/15/2020
		18,761		101.77	1/15/2022
		8,335		156.85	1/15/2023
			80,048	88.25	7/15/2020
			9,241	101.77	1/15/2022
			16,180	156.85	1/15/2023
			16,037	203.72	1/15/2024
			69,113	257.78	5/8/2024
			79,411	278.40	5/8/2024
	(3)					116,659	24,651,213
	(4)					2,981	629,915
	(4)					8,383	1,771,412
	(5)					4,107	867,850
	(6)					5,177	1,093,952
	(8)					4,418	933,568
	(9)							5,891	1,244,827
	(10)							37,742	7,975,262

Antonio L. DeLise		959		156.85	1/15/2023
			16,120	103.30	1/22/2022
			1,862	156.85	1/15/2023
	(4)					101	21,342
	(4)					116	24,512
	(11)					5,200	1,098,812
	(5)					473	99,950
	(6)					481	101,640
	(8)					1,081	228,426
	(12)							7,356	1,554,396
	(9)							582	122,982
Kevin McPherson			22,388	103.30	1/22/2022
	(11)					7,222	1,526,081
	(5)					418	88,328
	(6)					212	44,798
	(8)					1,113	235,188
	(12)							10,216	2,158,743
	(9)							599	126,575

Christophe Roupie	(8)					743	157,003
	(7)							9,367	1,979,341
	(9)							743	157,003

Nicholas Themelis		1,302		156.85	1/15/2023
			26,865	103.30	1/22/2022
			2,528	156.85	1/15/2023
	(4)					808	170,738
	(4)					8,666	1,831,212
	(11)					917	193,771
	(5)					642	135,661
	(6)					809	170,950
	(8)					1,395	294,777
	(12)							12,260	2,590,661
	(9)							930	196,518

(1)

Of the 80,048 stock options for Mr. McVey, 50% vested on January 15, 2019 and the remainder will vest on January 15, 2020.  The 9,241 stock options for Mr. McVey were fully vested on January 31, 2019. Of the 16,180 stock options for Mr. McVey, 50% vested on January 31, 2019 and the remainder will vest on

January 31, 2020. Of the 16,037 stock options for Mr. McVey, 5,452 vested January 31, 2019 and 50% of the remainder will vest on each of January 31, 2020 and 2021. The 69,113 and 79,411 stock options granted to Mr. McVey will vest in full on November 8, 2023.   The 16,120 stock options for Mr. DeLise, the 22,388 options for Mr. McPherson, and the 26,865 stock options for Mr. Themelis will vest 50% each on January 31, 2020 and 2021.  Of the 2,821 stock options for Mr. DeLise and the 3,830 stock options for Mr. Themelis, 50% vested on January 31, 2019 and the remainder will vest on January 31, 2020. The stock options will also vest and become exercisable in the event of certain terminations of their employment. See Executive Compensation — Potential termination or change in control payments and benefits for additional information.

(2)

Each share of restricted stock and each restricted stock unit represents one share of the Company’s Common Stock that is subject to forfeiture if the applicable vesting requirements are not met. Generally, vesting is subject to the NEOs continued employment through the vesting date, except that shares of restricted stock and restricted stock units will vest in the event of certain terminations of employment and, in certain circumstances, may vest upon a change in control. See Executive Compensation — Potential termination or change in control payments and benefits for additional information.

(3)	For Mr. McVey, the performance criteria for the 116,659 shares were met. 50% of the shares vested on January 15, 2019 and the remainder will vest on January 15, 2020.
(4)	These restricted shares and restricted stock units fully vested on January 31, 2019.
(5)

For Messrs. McVey, DeLise, McPherson, and Themelis, 2,053 RSUs, 236 RSUs, 209 RSUs, and 321 RSUs vested, respectively, on January 31, 2019 and 2,054 RSUs, 237 RSUs, 209 RSUs, and 321 RSUs will vest, respectively, on January 31, 2020.

(6)	50% of the unvested shares vested on January 31, 2019 and the remainder will vest on January 31, 2020.
(7)

9,367 shares for Mr. Roupie that were outstanding as of December 31, 2018 represent 100% of his target unearned performance shares awarded on April 1, 2017.  50% of the unsettled shares will settle, subject to achievement of applicable performance goals, and vest on each of April 1, 2020 and 2021.

(8)

For Mr. McVey, 1,502 RSUs vested on February 15, 2019, and 50% of the remainder will vest on each of January 31, 2020 and 2021.  For Mr. DeLise, 367 RSUs vested on January 31, 2019, and 50% of the remainder will vest on each of January 31, 2020 and 2021.  For Mr. McPherson, 378 RSUs vested on January 31, 2019, and 50% of the remainder will vest on each of January 31, 2020 and 2021. For Mr. Roupie, 252 of his restricted stock vested on January 31, 2019, and 50% of the remainder will vest on each of January 31, 2020 and 2021.   For Mr. Themelis, 474 RSUs vested on January 31, 2019, and 50% of the remainder will vest on each of January 31, 2020 and 2021.

(9)

5,891 shares for Mr. McVey, 582 shares for Mr. DeLise, 599 shares for Mr. McPherson and 930 shares for Mr. Themelis outstanding as of December 31, 2018 represent 100% of the target performance shares awarded on January 15, 2018 and reflect earned share amounts that settled in January 2019.  495 shares of the original 743 for Mr. Roupie represents 67% of the shares awarded January 15, 2018.  The settled share amount will vest in two equal installments each on January 31, 2020 and 2021.

(10)

37,742 shares for Mr. McVey outstanding as of December 31, 2018 represent 100% of the target unearned performance shares awarded on November 8, 2018.  The shares will settle when applicable performance goals are met.   The shares will vest in full on November 8, 2023.

(11)

For Mr. DeLise, 2,600 shares will vest on each of January 31, 2020 and 2021.  For Mr. McPherson, 3,611 shares will vest on each of January 31, 2020 and 2021.  For Mr. Themelis, 4,333 shares will vest on each of January 31, 2020 and 2021.

(12)

7,356 shares for Mr. DeLise, 10,216 shares for Mr. McPherson and 12,260 shares for Mr. Themelis outstanding as of December 31, 2018 represent 106.1% of their target unearned performance shares awarded on January 22, 2016 that settled in January 2019. The settled shares will vest in two equal installments each on January 31, 2020 and 2021.

Option exercises and stock vested

The following table summarizes each exercise of stock options, each vesting of restricted stock and related information for each of our named executive officers on an aggregated basis during 2018.

2018 Option Exercises and Stock Vesting
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Richard M. McVey	109,190	15,447,795	46,031	9,663,175
Antonio L. DeLise	—	—	2,354	461,879
Kevin McPherson	—	—	9,010	1,810,186
Christophe Roupie	—	—	—	—
Nicholas Themelis	—	—	7,739	1,518,469

(1)	Value realized represents the market value on the date of exercise in excess of the exercise price.
(2)	Value realized represents the market value on the date of vesting.

Nonqualified deferred compensation

All U.S.-based NEOs were eligible to elect to defer the settlement of the RSUs awarded in whole or in part (see Long-term incentives — Equity-based Awards above).  The following table sets forth information with respect to vested RSUs held by Messrs. McVey and DeLise as of December 31, 2018, for which they have elected to defer the delivery of the underlying shares until the earlier of (i) separation of service (within the meaning of Code Section 409A), subject to the six-month delay required under Code Section 409A, (ii) a change of control of the Company and (iii) the calendar year in which the applicable anniversary following vesting occurs:

Deferral Elections
Name	Award / Deferral Date	Amount Deferred (#)	Re-deferral Date	Deferral Period (Years)
Richard M. McVey	1/14/2011	67,961	12/01/2015	10
	1/19/2011	119,565	12/01/2015	10
	1/13/2012	48,616	N/A (1)	5
	1/15/2013	44,882		7
	1/15/2014	26,067		5
	1/15/2015	25,084		5
	1/15/2016	9,033		5
	1/15/2017	6,222		separation of service
	1/15/2018	4,418		3
	1/15/2019	7,757
Antonio L. DeLise	1/13/2012	16,260	10/18/2016	10
	1/15/2014	3,028	N/A (2)	5
	1/15/2015	2,763	N/A (2)	4

(1)	Mr. McVey did not elect to re-defer his January 2012 RSU award. In each of February 2018 and January 2019, he took receipt of 16,205 shares underlying the previously deferred RSUs.
(2)	Mr. DeLise did not elect to re-defer his January 15, 2014 and 2015 RSU awards. He will begin to take receipt of the shares underlying the RSUs in February 2020.

In addition, for Mr. DeLise, the table below includes $637,500 of the cash bonus paid to Mr. DeLise for performance for 2018 that he voluntarily deferred under our non-qualified deferred cash plan.

2018 Non-Qualified Deferred Compensation Table
Name	Executive Contributions in Last Fiscal Year ($)(1)(2)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(3)(4)	Aggregate Withdrawals / Distributions ($ )	Aggregate Balance at Last Fiscal Year- End ($)(5)(6)
Richard M. McVey	2,682,566	—	4,502,009	3,223,175	78,672,947
Antonio L. DeLise	821,660	—	1,164,312	—	9,485,244
Kevin McPherson	—	—	—	—	—
Nicholas Themelis	—	—	—	—	—

(1)

For Mr. McVey, reflects the market value of the Common Stock underlying 11,259 RSUs that vested on January 31, 2018, and 2,115 RSUs that vested on February 14, 2018 based on the closing price of our Common Stock on such dates of $196.21 and $197.60, respectively. In addition, it includes the value of amounts accrued and unpaid under dividend equivalent rights in 2015 through 2017 as of such vesting dates.  The dividend equivalents are equal in amount to the ordinary cash dividends paid to the holders of our Common Stock in 2015 through 2017 and will be paid when the applicable RSU vests.

For Mr. DeLise, reflects the market value of Common Stock underlying 912 RSUs that vested on January 15, 2018 based on the closing price of our Common Stock of $196.21.  In addition, it includes the value of amounts accrued and unpaid under dividend equivalent rights in 2015 through 2017 as of such vesting dates.  The dividend equivalents are equal in amount to the ordinary cash dividends paid to the holders of our Common Stock in 2015 through 2017 and will be paid when the applicable RSU vests.

(2)

For Mr. DeLise, his 2018 contributions included $637,500 that he elected to defer under the voluntary non-qualified deferred cash plan, which is a portion of the cash bonus of $850,000 reported in the Summary Compensation Table for 2018

(3)

Aggregate Earnings with respect to vested and undelivered RSUs includes changes in the market value of the shares of Common Stock underlying the RSUs based on the difference of the closing price of our Common Stock on December 29, 2018 of $211.31 and the closing price of our Common Stock on the date of vesting, as well as the value of amounts accrued under a dividend equivalent right in 2018 that were unpaid as of December 31, 2018. Additionally, Aggregate Earnings include the difference in value of shares of Common Stock underlying the RSUs deferred by Mr. DeLise in 2012, 2014 and 2015 and by Mr. McVey in 2013, 2014, 2015, 2016 and 2017 at Fiscal Year End 2018 versus Fiscal Year End 2017, as well as the value of accrued but unpaid dividend equivalents. These amounts are not included in the Summary Compensation table because plan earnings were not preferential or above market.

(4)	Negative earnings of -$130,431 were added to Mr. DeLise’s Aggregate Earnings for 2018 representing the negative returns he incurred through the non-qualified deferred cash plan.

(5)

The vested and undelivered RSUs were previously reported in the “Stock Awards” column of the Summary Compensation Table for fiscal years 2015, 2016, and 2017, in accordance with SEC rules. The value of the Aggregate Balance at Last Fiscal Year End for the RSUs was determined by adding all Executive Contributions for Fiscal Year-End 2018 to any Aggregate Earnings for Fiscal Year 2018 and the Aggregate Balance at Last Fiscal Year-End as previously reported for year-end 2017 ($74,711,547 for McVey and $7,499,271 for Mr. DeLise).

(6)	Mr. Roupie is not included in the table because he is not eligible to be a participant in the plans.

Employment agreements and severance arrangements with our named executive officers

Richard M. McVey Employment Agreement

Effective November 8, 2018, Mr. McVey and the Company entered into an amendment to his employment agreement (the “CEO Employment Agreement”) providing for an initial term ending on January 15, 2025 with successive one-year automatic renewals unless either party elects not to extend the term at least 90 days prior to the last day of the term.

The CEO Employment Agreement provides that Mr. McVey will be employed by us as Chief Executive Officer and Chairman of the Board of Directors, and his employment may be terminated by him or by the Company at any time. Mr. McVey’s annual base salary under the CEO Employment Agreement is a minimum of $500,000 per year.

Under the CEO Employment Agreement, Mr. McVey is eligible to receive an annual bonus in accordance with the Company’s annual performance incentive plan as is in effect from time to time and is entitled to participate in all benefit plans and programs available to our other senior executives, at a level commensurate with other senior management of the Company.

The CEO Employment Agreement provides for severance payments and benefits (subject to Mr. McVey’s execution of a waiver and general release) if Mr. McVey’s employment is terminated under various conditions. See below under Executive Compensation — potential termination or change in control payments and benefits for a description of such payments and benefits.

The CEO Employment Agreement provides that any award gains and annual incentive awards received by Mr. McVey are subject to potential claw-back under policies adopted by the Company to comply with applicable law, rules or other regulatory requirements.

For purposes of the CEO Employment Agreement, “Cause” generally means Mr. McVey’s:

•	willful misconduct or gross negligence in the performance of his duties;
•	conviction of, or plea of guilty or nolo contendere to, a crime relating to us or any of our affiliates, or any felony; or
•	material breach of his employment agreement or any other material written agreement with us.

For purposes of the CEO Employment Agreement, “Good Reason” generally means:

•

Mr. McVey’s no longer holding the title of Chief Executive Officer, or the failure of the Board to nominate him as a director or, once elected to the Board, the failure of the Board to elect him as Chairman;

•

a material diminution in his duties, authorities or responsibilities or the assignment of duties or responsibilities materially adversely inconsistent with his then-current position (other than as a result of his ceasing to be a director);

•	our material breach of his employment agreement;
•	a relocation of his principal place of business of more than 50 miles; or
•

our failure to obtain a reasonably satisfactory written agreement from any successor to all or substantially all of our assets to assume and agree to perform our obligations under his employment agreement.

For purposes of the CEO Employment Agreement, “Change in Control” generally means:

•	an acquisition representing 50% or more of the combined voting power of our then outstanding securities;

•

a change in the majority of the members of our Board during any two-year period, unless such members are approved by two-thirds of the Board members who were members at the beginning of such period or members whose nominations were so approved;

•

our merger or consolidation, other than (a) a transaction resulting in our voting securities outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of such surviving entity immediately after such transaction or (b) a transaction effected to implement a recapitalization (or similar transaction) in which no person acquires more than 50% of the combined voting power of our then outstanding securities; or

•

our stockholders’ approval of a plan of complete liquidation or the consummation of the sale or disposition of all or substantially all of our assets other than (a) the sale or disposition of all or substantially all of our assets to a beneficial owner of 50% or more of the combined voting power of our outstanding voting securities at the time of the sale or (b) pursuant to a spinoff type transaction of such assets to our stockholders.

Severance Pay Plan

Messrs. DeLise, McPherson and Themelis do not have employment agreements with us but are entitled to severance payments and benefits under the Company’s Severance Pay Plan (the “Severance Plan”) in the event their employment is terminated by us for any reason other than a termination for Cause. Effective November 2016, we amended our Severance Plan to provide certain executives, excluding the CEO but including our CFO, Head of Sales and CIO (“Participating Executives”), with enhanced benefits for a qualifying termination.   The amended provision provides the Participating Executives with 52 weeks of continued base salary and healthcare coverage. In addition, they will receive a severance payment equal to one time the average of the annual full-year cash bonuses received by each respective participant for the three prior years.   In consideration of eligibility, the Participating Executives agreed to provide us with not less than three months’ prior written notice in the event of a voluntary termination.

“Cause” is generally defined in the Severance Plan as (i) an employee’s act or omission resulting or intended to result in personal gain at our expense; (ii) an employee’s misconduct; (iii) performance of duties by an employee in a manner we deem to be materially unsatisfactory; (iv) “cause” (or words of like import) as defined in an agreement between us and the employee; or (v) an employee’s improper disclosure of proprietary or confidential information or trade secrets, or intellectual property that we are under a duty to protect.

Proprietary Information and Non-Competition Agreements

Each of our U.S. – based NEOs has entered into, and is subject to the terms of, a Proprietary Information and Non-Competition Agreement with us that contains, among other things, (i) certain provisions prohibiting disclosure of our confidential information without our prior written consent, (ii) certain non-competition provisions that restrict their engaging in certain activities that are competitive with us during their employment and for one year thereafter for the CEO, and six months thereafter for the CFO, Head of Sales and CIO, and (iii) certain non-solicitation provisions that restrict their recruiting, soliciting or hiring our non-clerical employees or consultants, or soliciting any person or entity to terminate, cease, reduce or diminish their relationship with us, during their employment and for two years thereafter.

Christophe Roupie U.K. Employment Contract

Effective March 15, 2017, Mr. Roupie and MarketAxess Europe Limited entered into an employment agreement (“EU Employment Agreement”) pursuant to which Mr. Roupie is entitled to receive an annual base salary equal to $399,000 and is eligible to participate in our discretionary cash bonus and equity plans.

In addition, the EU Employment Agreement provides for a mutual notice period of no less than three months in advance of termination of employment.  Under the EU Employment Agreement, Mr. Roupie is subject to (i) certain provisions that prohibit disclosure of our confidential information without our prior written consent and (ii) a six-month restricted period during which he is subject to (a) certain non-competition provisions that restrict his engaging in certain activities that are competitive with us and (b) certain non-solicitation provisions that restrict his recruiting, soliciting, and hiring of our non-clerical employees.  The EU Employment Agreement allows for adjustment of compensation due to performance, as well as other clawback provisions as required under the U.K. Remuneration Code and similar statutes in Europe.

Under a U.K. redundancy plan, Mr. Roupie receives two weeks of redundancy pay per year of service in the event of any involuntary termination other than for cause.

Potential termination or change in control payments and benefits

Mr. McVey is entitled to certain payments and benefits pursuant to his employment agreement and other agreements entered into between us and him upon a termination of his employment in certain circumstances or in the event of a Change in Control of the Company. Messrs. DeLise, McPherson, and Themelis do not have employment agreements with us but are entitled to severance payments and benefits under the Severance Plan and pursuant to certain equity grants.  Mr. Roupie is entitled to benefits associated with certain equity awards.

The following tables estimate the payments we would be obligated to make to each of our NEOs as a result of his termination or resignation under the circumstances shown or because of a Change in Control, in each case assuming such event had occurred on December 31, 2018. We have calculated these estimated payments to meet SEC disclosure requirements. The estimated payments are not necessarily indicative of the actual amounts any of our NEOs would receive in such circumstances. The table excludes (i) compensation amounts accrued through December 31, 2018 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and (ii) vested account balances under our 401(k) Plan that are generally available to all of our salaried employees. Where applicable, the information in the table uses a price per share for our Common Stock of $211.31, the closing price on December 31, 2018. In addition, where applicable, the amounts listed for bonuses reflect the actual amounts paid to the NEOs in the year following each of the performance years 2015 through 2017, since the hypothetical termination or Change in Control date is the last day of the fiscal year.

Payments and Benefits for Richard M. McVey, CEO
	Base Salary (1) ($)	Cash Bonus (2) ($)	Health Benefits (3) ($)	Restricted Stock Acceleration (4) ($)	Performance Share Acceleration (5) ($)	Restricted Stock Unit Acceleration (6) ($)	Stock Option Acceleration (7) ($)	Payment Reduction (8) ($)	Total ($)
Termination Without Cause or for Good Reason Outside a Change in Control Protection Period (“CCPP")	1,000,000	4,060,000	30,789	13,758,394	3,987,631	—	9,850,707	—	32,687,521
Termination i) Without Cause, ii) for Good Reason, and iii) for RSUs only due to Death or by the Company due to Disability, during a CCPP, but prior to a Change in Control	1,000,000	4,060,000	30,789	26,084,001	2,839,795	—	11,865,850	—	45,880,434
Termination i) Without Cause, ii) for Good Reason, and iii) for RSUs only due to Death or by the Company due to Disability, upon or within 24 months following a Change in Control	1,000,000	4,060,000	30,789	27,516,577	2,839,795	1,497,765	11,865,850	—	48,810,776
Award is not continued, assumed or has no new rights substituted upon a Change in Control (no termination)	—	—	—	27,516,577	2,839,795	1,497,765	—	—	31,854,137
Termination for Cause or Without Good Reason	—	—	—	—	—	—	—	—	—
Death, or by the Company due to Disability, outside of CCPP	500,000	2,030,000	20,526	27,516,577	8,597,676	1,215,772	5,932,925	—	45,813,475

(1)

The CEO Employment Agreement provides that Mr. McVey will receive continued payment of his base salary for 24 months following termination if (i) his employment is terminated outside of a Change in Control Protection Period (as defined below) for any reason other than his death, his voluntary resignation without Good Reason (including due to his providing a notice of non-extension of the term of the agreement at least 90 days prior to the end of the term (a “Non-Extension Notice”)), due to our providing a Non-Extension Notice, or by us as a result of his having a disability or for Cause (an “Enhanced Non-Change in Control Termination”), or (ii) he resigns for Good Reason or his employment is terminated for any reason other than his resignation without Good Reason (including due to his providing a Non-Extension Notice), or by us for Cause, in any case, within three months prior to a “change in control event” within the meaning of Section 409A of the Code, or within 18 months after a Change in Control as defined in the agreement (such period a “Change in Control Protection Period” or “CCPP” and any such termination a “Change in Control Termination”).

The CEO Employment Agreement provides that Mr. McVey will receive continued payment of his base salary for 12 months following termination if his employment is terminated outside of a Change in Control Protection Period due to his death, due to our providing a Non-Extension Notice, or by us as a result of his having a disability (a “Standard Non-Change in Control Termination”).

(2)

The CEO Employment Agreement provides that Mr. McVey will receive an amount equal to two times his average annual cash bonus for the three years prior to termination (payable in 24 equal monthly installments) in the event of an Enhanced Non-Change in Control Termination or a Change in Control Termination.

The CEO Employment Agreement provides that Mr. McVey will receive an amount equal to his average annual cash bonus for the three years prior to termination (payable in 12 equal monthly installments) in the event of a Standard Non-Change in Control Termination.

(3)

The CEO Employment Agreement provides that we will pay the cost of continuation health coverage for up to 18 months (the maximum currently allowed under COBRA) following an Enhanced Non Change in Control Termination or a Change in Control Termination. and 12 months following a Standard Non-Change in Control Termination.  In both cases, the payments may be made through COBRA.

(4)	Pursuant to the Performance Share Agreements between us and Mr. McVey dated January 15, 2016 and 2017 and January 15, 2015:
•	all unvested shares of restricted stock granted to Mr. McVey upon settlement of his performance shares (the “McVey Settlement Shares”) will fully vest upon his death or disability
•	in the event of a termination of employment without Cause or for Good Reason, 50% of the unvested McVey Settlement Shares will fully vest; and
•

in the event of a Change in Control within three months following Mr. McVey’s resignation for Good Reason, a termination without Cause within 24 months following a Change in Control, or if prior to a Change in Control it is determined that the McVey Settlement Shares will not be continued, assumed or have new rights substituted therefor in accordance with the applicable incentive plans, all unvested McVey Settlement Shares will fully.

(5)	Pursuant to the CEO Annual Award between us and Mr. McVey dated January 15, 2018:
•

in the event of termination of employment due to death or disability prior to the settlement dates (which occurred in the first fiscal quarter of 2018) (the “Settlement Dates”), under the CEO Annual Award, he would have been entitled to receive 50% of the shares of restricted stock that he would have received had he been employed on the Settlement Date, based on the actual achievement of the performance goal, which shares would have been fully vested on the Settlement; and

•

the Compensation Committee has discretion to determine the treatment of the performance shares upon a Change in Control occurring prior to the Settlement Date based on the likely level of achievement of the performance goal on the Settlement Date. For the purposes of the table above, we have assumed that the Compensation Committee would have granted Mr. McVey the number of shares of restricted stock that would have become fully vested upon a Change in Control based on actual performance.

Pursuant to the Performance Share Agreement between us and Mr. McVey dated November 8, 2018:

•

all unvested shares granted to Mr. McVey upon settlement of his performance shares will fully vest upon his death or disability if such event occurs within 12 months prior to achieving the target performance level;

•

in the event of a termination of employment without Cause or for Good Reason other than during a Change in Control period, 50% of the unvested Settlement Shares will vest if such an event occurs within 12 months prior to achieving the target performance level; and

•

in the event of a termination of employment without Cause or for Good Reason during a Change in Control period or if the shares are not continued, assumed or new rights are not given, all unvested Settlement Shares will fully vest except that on or before January 1, 2020, only 7,548 of the performance shares shall vest and the remainder are forfeited.

(6)

If, prior to a Change in Control, the Compensation Committee determines that the restricted stock units granted to Mr. McVey under the Restricted Stock Unit Agreements between us and him dated January 15, 2016 and January 15, 2017 will not be continued, assumed or have new rights substituted therefore, all unvested restricted stock units will fully vest upon the Change in Control. If such awards do not vest upon a Change in Control, then in the event of a termination of employment without Cause upon or within 24 months of a Change in Control, 100% of the restricted stock units granted to Mr. McVey will vest. 50% of the unvested shares of restricted stock units will vest upon his death or disability.

(7)	Pursuant to the Stock Option Agreements between us and Mr. McVey dated January 15, 2016, 2017 and 2018:
•	in the event of termination of employment due to death or disability, 50% of the unvested portion of the option will become fully vested and exercisable;
•	in the event of termination of employment other than voluntary termination or termination for cause, the unvested portions of the options will become fully vested and exercisable.

While there are accelerated vesting provisions associated with the CEO’s November 8, 2018 Stock Option Retention Awards, no value was generated as of the measurement date.

(8)

Mr. McVey’s employment agreement provides that if any payments or benefits paid or provided to him would be subject to, or result in, the imposition of the excise tax imposed by Section 4999 of the Code, then the amount of such payments will be automatically reduced to one dollar less than the amount that subjects such payment to the excise tax, unless he would, on a net after-tax basis, receive less compensation than if the payment were not so reduced.

Payments and Benefits for Antonio L. DeLise, CFO
	Base Salary (1) ($)	Cash Bonus (2) ($)	Health Benefits (3) ($)	Restricted Stock Acceleration (4) ($)	Performance Share Acceleration (5)(6) ($)	Restricted Stock Unit Acceleration (7) ($)	Stock Option Acceleration (8) ($)	Payment Reduction ($)	Total ($)
Termination Without Cause	300,000	846,667	20,526	—	—	274,703	1,741,121	—	3,183,017
Termination Without Cause within 24 months following a Change in Control	300,000	846,667	20,526	119,179	1,677,379	899,124	1,894,753	—	5,757,627
Award is not continued, assumed or has no new rights substituted upon a Change in Control	—	—	—	119,179	1,677,379	899,124	1,894,753	—	4,590,435
Termination for Cause or Without Good Reason	—	—	—	—	—	—	—	—	—
Death/Disability	150,000	423,333	10,263	59,589	1,615,888	724,265	921,263	—	3,904,601

(1)

In accordance with the Severance Plan and subject to his execution of a separation agreement and release, as a Participating Executive, Mr. DeLise is entitled to 52 weeks of continued base salary upon a termination of his employment without Cause and 26 weeks of continued base salary in the event of death or disability.

(2)

In accordance with the Severance Plan and subject to his execution of a separation agreement and release, as a Participating Executive, Mr. DeLise is entitled to an amount equal to one times his average annual cash bonus for the three years prior to termination (payable as soon as practical) in the event of a termination of his employment Without Cause and 0.5 times his average annual cash bonus for the three years prior to termination in the event of death or disability.

(3)

In accordance with the Severance Plan and subject to his execution of a separation agreement and release, as a Participating Executive, Mr. DeLise is entitled to 52 weeks of continued healthcare coverage upon a termination of his employment without Cause.

(4)	Pursuant to the Performance Share Agreements between us and Mr. DeLise dated January 15, 2016 and January 15, 2017:
•	50% of the unvested shares of restricted stock granted to Mr. DeLise upon settlement of his performance shares (the “DeLise Settlement Shares”) will fully vest upon his death or disability; and
•

in the event of a termination without Cause within 24 months following a Change in Control, or if prior to a Change in Control it is determined that the DeLise Settlement Shares will not be continued, assumed or have new rights substituted therefor in accordance with the applicable incentive plans, all unvested DeLise Settlement Shares will fully vest. The table above assumes that the DeLise Settlement Shares would have become fully vested upon a Change in Control.

(5)

Pursuant to the Performance Award Agreement between us and Mr. DeLise dated January 15, 2018, in the event of termination of employment due to death or disability prior to the settlement date (which occurred in the first fiscal quarter of 2019) (the “Settlement Date”), then, on the Settlement Date, he would have been entitled to receive 50% of the shares of restricted stock that he would have actually received had he been employed on the Settlement Date. In addition, in the event of a Change in Control occurring prior to the Settlement Date, the Compensation Committee had discretion to determine the treatment of the performance shares based on the likely level of achievement of the performance goal on the Settlement Date. For the purposes of the table above, we have assumed that the Compensation Committee would have granted Mr. DeLise the actual number of shares of restricted stock that would have become fully vested upon a Change in Control based on actual performance.

(6)

If prior to a Change in Control, the Compensation Committee determines that the performance shares granted to Mr. DeLise under the Performance Award Agreement dated January 22, 2016 will not be continued, assumed or have new rights substituted therefore, all unvested shares will fully vest upon the Change in Control. If such awards do not vest upon a Change in Control, then in the event of a termination of employment without Cause upon or within 24 months of a Change in Control, all unvested shares will fully vest.  In the event of a termination without cause, 35/36th of the award will vest.  In the event of termination of employment due to death or disability, all unvested shares will vest.  For purposes of the table above, we have assumed that the Compensation Committee granted Mr. DeLise the settled amount of shares of restricted stock.

(7)

If prior to a Change in Control, the Compensation Committee determines that the restricted stock units granted to Mr. DeLise under the Restricted Stock Unit Agreements between us and him dated each of January 15, 2016, 2017, and 2018 will not be continued, assumed or have new rights substituted therefore or in the event of a termination of employment without Cause upon or within 24 months of a Change of Control, all unvested restricted stock units will fully vest upon the Change in Control as will 50% of his January 22, 2016 grant. Twenty-five percent of the unvested restricted stock units from the January 22, 2016 grant will vest in the event of a termination without cause.  Fifty percent of the unvested shares of restricted stock units will vest upon his death or disability.

(8)

All unvested stock options pursuant to the Stock Option Agreement between Mr. DeLise and us dated January 22, 2016 will vest in the event of a termination without Cause or if the shares will not be continued, assumed or have new rights substituted in the event of a Change in Control.  Fifty percent of the unvested stock options will vest upon his death or disability as will 50% percent of the unvested stock options from his agreement dated January 15, 2017.

Payments and Benefits for Kevin McPherson, Sales
	Base Salary (1) ($)	Cash Bonus (2) ($)	Health Benefits (3) ($)	Restricted Stock Acceleration (4) ($)	Performance Share Acceleration (5)(6) ($)	Restricted Stock Unit Acceleration (7) ($)	Stock Option Acceleration (8) ($)	Payment Reduction ($)	Total ($)
Termination Without Cause	300,000	1,241,667	20,526	—	2,098,778	381,520	2,418,128	—	6,460,618
Termination Without Cause within 24 months following a Change in Control	300,000	1,241,667	20,526	44,832	2,285,318	1,086,556	2,418,128	—	7,397,026
Award is not continued, assumed or has no new rights substituted upon a Change in Control	—	—	—	44,832	2,285,318	1,086,556	2,418,128	—	5,834,833
Termination for Cause or Without Good Reason	—	—	—	—	—	—	—	—	—
Death/Disability	150,000	620,833	10,263	22,416	2,222,030	924,798	1,209,064	—	5,159,404

(1)

In accordance with the Severance Plan and subject to his execution of a separation agreement and release, as a Participating Executive, Mr. McPherson is entitled to 52 weeks of continued base salary upon a termination of his employment without Cause and 26 weeks of continued base salary in the event of death or disability.

(2)

In accordance with the Severance Plan and subject to his execution of a separation agreement and release, as a Participating Executive, Mr. McPherson is entitled to an amount equal to one times his average annual cash bonus for the three years prior to termination (payable as soon as practical) in the event of a termination of his employment without Cause and 0.5 times his average annual cash bonus for the three years prior to termination in the event of death or disability.

(3)

In accordance with the Severance Plan and subject to his execution of a separation agreement and release, as a Participating Executive, Mr. McPherson is entitled to 52 weeks of continued healthcare coverage upon a termination of his employment without Cause.

(4)	Pursuant to the Performance Share Agreement between us and Mr. McPherson dated January 15, 2017:
•	50% of the unvested shares of restricted stock granted to Mr. McPherson upon settlement of his performance shares (the “McPherson Settlement Shares”) will fully vest upon his death or disability; and
•

in the event of a termination without Cause within 24 months following a Change in Control, or if prior to a Change in Control it is determined that the McPherson Settlement Shares will not be continued, assumed or have new rights substituted therefor in accordance with the applicable incentive plans, all unvested McPherson Settlement Shares will fully vest. The table above assumes that the McPherson Settlement Shares would have become fully vested upon a Change in Control.

(5)

Pursuant to the Performance Award Agreement between us and Mr. McPherson dated January 15, 2018, in the event of termination of employment due to death or disability prior to the settlement date (which occurred in the first fiscal quarter of 2019) (the “Settlement Date”), then, on the Settlement Date, he would have been entitled to receive 50% of the shares of restricted stock that he would have actually received had he been employed on the Settlement Date.  In addition, in the event of a Change in Control occurring prior to the Settlement Date, the Compensation Committee had discretion to determine the treatment of the performance shares based on the likely level of achievement of the performance goal on the Settlement Date. For the purposes of the table above, we have assumed that the Compensation Committee would have granted Mr. McPherson the actual number of shares of restricted stock that would have become fully vested upon a Change in Control based on actual performance.

(6)

If prior to a Change in Control, the Compensation Committee determines that the performance shares granted to Mr. McPherson under the Performance Award Agreement dated January 22, 2016 will not be continued, assumed or have new rights substituted therefore, all unvested shares will fully vest upon the Change in Control. If such awards do not vest upon a Change in Control, then in the event of a termination of employment without Cause upon or within 24 months of a Change in Control, all unvested shares will fully vest.  In the event of a termination without cause, 35/36th of the award will vest.  In the event of termination of employment due to death or disability, all unvested shares will vest.  For purposes of the table above, we have assumed that the Compensation Committee granted Mr. McPherson the settled amount of shares of restricted stock.

(7)

If prior to a Change in Control, the Compensation Committee determines that the restricted stock units granted to Mr. McPherson under the Restricted Stock Unit Agreements between us and him dated each of January 15 2017 and 2018 will not be continued, assumed or have new rights substituted therefore or in the event of a termination of employment without Cause upon or within 24 months of a Change of Control, all unvested restricted stock units will fully vest upon the Change in Control as will 50% of his January 22, 2016 grant. Twenty-five percent of the unvested restricted stock units from the January 22, 2016 grant will vest in the event of a termination without cause.  Fifty percent of the unvested shares of restricted stock units will vest upon his death or disability.

(8)

All unvested stock options pursuant to the Stock Option Agreement between Mr. McPherson and us dated January 22, 2016 will vest in the event of a termination without Cause or if the shares will not be continued, assumed or have new rights substituted in the event of a Change in Control.  Fifty percent of the unvested stock options will vest upon his death or disability.

Payments to Christophe Roupie, EU/Asia
	Base Salary (1) ($)	Performance Based Restricted Stock Acceleration (2) ($)	Restricted Stock (3) ($)	Total ($)
Involuntary Termination outside a CIC	24,231	—	—	24,231
Termination Without Cause within 24 months following a Change in Control	24,231	2,136,344	157,003	2,317,578
Award is not continued, assumed or has no new rights substituted upon a Change in Control	—	2,136,344	157,003	2,293,347
Termination for Cause or Without Good Reason	—	—	—	—
Death/Disability	—	1,068,172	78,502	1,146,674

(1)

In accordance with the U.K. severance program and subject to his execution of a U.K. compromise agreement, Mr. Roupie is eligible for 2 weeks of base salary for each year of service, pro-rated for partial years of service, in the event of any termination without Cause.

(2)

The Restricted Stock Award between us and Mr. Roupie dated April 1, 2017 is subject to performance adjustment.   As such, in the event of termination of employment due to death or disability prior to the settlement of the award, he would have been entitled to receive 50% of the unvested target shares of restricted stock.  In the event of a termination without Cause within 24 months following a Change in Control or if the award is not continued, assumed or given new rights upon a Change in Control, 100% of the unvested target shares would vest. Pursuant to the Performance Award Agreement between us and Mr. Roupie dated January 15, 2018, in the event of termination of employment due to death or disability prior to the settlement date (which occurred in the first fiscal quarter of 2019) (the “Settlement Date”), then, on the Settlement Date, he would have been entitled to receive 50% of the shares of restricted stock that he would have actually received had he been employed on the Settlement Date. In addition, in the event of a Change in Control occurring prior to the Settlement Date, the Compensation Committee had discretion to determine the treatment of the performance shares based on the likely level of achievement of the performance goal on the Settlement Date. For the purposes of the table above, we have assumed that the Compensation Committee would have granted Mr. Roupie the actual number of shares of restricted stock that would have become fully vested upon a Change in Control based on actual performance.

(3)

If on or prior to a Change in Control, the Compensation Committee determines that the restricted stock granted to Mr. Roupie under the Restricted Stock Agreement between us and him dated each of January 15, 2018 will not be continued, assumed or have new rights substituted therefore or in the event of a termination of employment without Cause upon a Change of Control, all unvested restricted stock will fully vest upon the Change in Control.  Fifty percent of the unvested shares of restricted stock will vest upon his death or disability.

Payments and Benefits for Nicholas Themelis, CIO
	Base Salary (1) ($)	Cash Bonus (2) ($)	Health Benefits (3) ($)	Restricted Stock Acceleration (4) ($)	Performance Share Acceleration (5)(6) ($)	Restricted Stock Unit Acceleration (7) ($)	Stock Option Acceleration (8) ($)	Payment Reduction ($)	Total ($)
Termination Without Cause	300,000	1,333,333	20,526	—	2,518,698	457,803	2,901,689	—	7,532,049
Termination Without Cause within 24 months following a Change in Control	300,000	1,333,333	20,526	345,703	2,787,179	1,516,783	3,110,270	—	9,413,795
Award is not continued, assumed or has no new rights substituted upon a Change in Control	—	—	—	345,703	2,787,179	1,516,783	3,110,270	—	7,759,936
Termination for Cause or Without Good Reason	—	—	—	—	—	—	—	—	—
Death/Disability	150,000	666,667	10,263	172,852	2,688,920	1,216,195	1,519,682	—	6,424,577

(1)

In accordance with the Severance Plan and subject to his execution of a separation agreement and release, as a Participating Executive, Mr. Themelis is entitled to 52 weeks of continued base salary upon a termination of his employment without Cause and 26 weeks of continued base salary in the event of death or disability.

(2)

In accordance with the Severance Plan and subject to his execution of a separation agreement and release, as a Participating Executive, Mr. Themelis is entitled to an amount equal to one times his average annual cash bonus for the three years prior to termination (payable as soon as practical) in the event of a termination of his employment without Cause and 0.5 times his average annual cash bonus for the three years prior to termination in the event of death or disability.

(3)

In accordance with the Severance Plan and subject to his execution of a separation agreement and release, as a Participating Executive, Mr. Themelis is entitled to 52 weeks of continued healthcare coverage upon a termination of his employment without Cause.

(4)	Pursuant to the Performance Share Agreements between us and Mr. Themelis dated January 15, 2016 and January 15, 2017:
•	50% of the unvested shares of restricted stock granted to Mr. Themelis upon settlement of his performance shares (the “Themelis Settlement Shares”) will fully vest upon his death or disability; and
•

in the event of a termination without Cause within 24 months following a Change in Control, or if prior to a Change in Control it is determined that the Themelis Settlement Shares will not be continued, assumed or have new rights substituted therefor in accordance with the applicable incentive plans, all unvested Themelis Settlement Shares will fully vest. The table above assumes that the Themelis Settlement Shares would have become fully vested upon a Change in Control.

(5)

Pursuant to the Performance Award Agreement between us and Mr. Themelis dated January 15, 2018, in the event of termination of employment due to death or disability prior to the settlement date (which occurred in the first fiscal quarter of 2019) (the “Settlement Date”), then, on the Settlement Date, he would have been entitled to receive 50% of the shares of restricted stock that he would have actually received had he been employed on the Settlement Date. In addition, in the event of a Change in Control occurring prior to the Settlement Date, the Compensation Committee had discretion to determine the treatment of the performance shares based on the likely level of achievement of the performance goal on the Settlement Date. For the purposes of the table above, we have assumed that the Compensation Committee would have granted Mr. Themelis the actual number of shares of restricted stock that would have become fully vested upon a Change in Control based on actual performance.

(6)

If prior to a Change in Control, the Compensation Committee determines that the performance shares granted to Mr. Themelis under the Performance Award Agreement dated January 22, 2016 will not be continued, assumed or have new rights substituted therefore, all unvested shares will fully vest upon the Change in Control. If such awards do not vest upon a Change in Control, then in the event of a termination of employment without Cause upon or within 24 months of a Change in Control, all unvested shares will fully vest.  In the event of a termination without cause, 35/36th of the award will vest.  In the event of termination of employment due to death or disability, all unvested shares will vest.  For purposes of the table above, we have assumed that the Compensation Committee granted Mr. Themelis the settled amount of shares of restricted stock.

(7)

If prior to a Change in Control, the Compensation Committee determines that the restricted stock units granted to Mr. Themelis under the Restricted Stock Unit Agreements between us and him dated each of January 15, 2016, 2017, and 2018 will not be continued, assumed or have new rights substituted therefore or in the event of a termination of employment without Cause upon or within 24 months of a Change of Control, all unvested restricted stock units will fully vest upon the Change in Control as will 50% of his January 22, 2016 grant. Twenty-five percent of the unvested restricted stock units from the January 22, 2016 grant will vest in the event of a termination without cause.  Fifty percent of the unvested shares of restricted stock units will vest upon his death or disability.

(8)

All unvested stock options pursuant to the Stock Option Agreement between Mr. Themelis and us dated January 22, 2016 will vest in the event of a termination without Cause or if the shares will not be continued, assumed or have new rights substituted in the event of a Change in Control.  Fifty percent of the unvested stock options will vest upon his death or disability as will 50% of the unvested stock options from his agreement dated January 15, 2017.

Compensation plans

For information with respect to the securities authorized for issuance under equity compensation plans, see Equity Compensation Plan Information in Item 12 of our Annual Report on Form 10-K for the year ended December 31, 2018, which has been delivered to you with this Proxy Statement.

Compensation Committee interlocks and insider participation

No member of our Board’s Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.

CEO PAY RATIO

The Company’s compensation and benefits philosophy and the overall structure of our compensation and benefits programs are broadly consistent across the global organization, notwithstanding regional nuances.  Our goal is to ensure that the compensation and benefits program of each employee reflects his or her specific role, responsibilities and contributions and is competitive for the employee’s location based on the market data provided by our compensation consultants.

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, our Company is required to calculate and disclose the total compensation paid to its median employee, as well as the ratio of the total compensation paid to such median employee as compared to the total compensation paid to the Company’s CEO.  The Company believes that the ratio of pay included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

Measurement Date

We identified the median employee using our employee population on October 1, 2018.

Consistently Applied Compensation Measure (CACM)

Under the relevant rules, we were required to identify our median employee by use of a consistently applied compensation measure (“CACM”).  We chose a CACM that closely approximates the annual total direct compensation of our employees and corresponds to how we disclose our CEO’s compensation in the Summary Compensation Table (“Calculation”).   In our Calculation, we included:

•	Base salary, annualized for any partial year employees;
•	Cash bonus paid in 2019 for 2018 results;
•	Other payments including, but not limited to, severance payments, overtime and allowances;
•	Value of equity awards granted in 2018, computed in accordance with FASB ASC Topic 718;
•	Value of dividends and dividend equivalents accrued on unvested equity in 2018; and
•	Company’s contribution to a pension or retirement plan, including, but not limited to, a 401(k) defined contribution plan in the U.S.

We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis.

De Minimus Exception

We did not include employees from the following countries as they represented, in aggregate, less than 5% of our employee population:

•	Brazil – 4 employees
•	France – 1 employee
•	Hong Kong – 5 employees
•	Singapore – 7 employees
•	The Netherlands – 1 employee

Methodology and Pay Ratio Outcome

Using the above CACM and excluding the employees in the countries referenced above, we identified the median employee.  Our median employee compensation was $145,811 according to the Calculation.  Based on the Calculation, the CEO’s compensation in 2018 was $16,625,183 and the median employee pay ratio was 114:1.

This pay ratio information is being provided solely for compliance purposes.  Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and approval of related party transactions

Our related parties include our directors, director nominees, executive officers, holders of more than five percent of the outstanding shares of our Common Stock and the foregoing persons’ immediate family members. We review relationships and transactions in which the Company and our related parties are or will be participants to determine whether such related persons have a direct or indirect material interest. As required under SEC rules, transactions that are determined to be directly or indirectly material to a related party are disclosed in this Proxy Statement. In addition, the Audit Committee reviews and, if appropriate, approves any related party transaction that is required to be disclosed. Set forth below is information concerning transactions with our related parties that is required to be disclosed under SEC rules.

Transactions with our 5% Stockholders

Each of the 5% stockholders that are listed above under Security Ownership of Certain Beneficial Owners and Management or their affiliated entities is a party to a user agreement or dealer agreement that governs their access to, and activity on, our electronic trading platform. These agreements were each entered into in the normal course of business and provide for the fees and expenses to be paid by such entities for the use of the platform.

OTHER MATTERS

Section 16(a) beneficial ownership reporting compliance

The members of our Board of Directors, our executive officers and persons who hold more than 10% of our outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires them to file reports with respect to their ownership of our Common Stock and their transactions in such Common Stock. Based solely upon a review of (i) the copies of Section 16(a) reports that MarketAxess has received from such persons for transactions in our Common Stock and their Common Stock holdings for the 2018 fiscal year and (ii) the written representations of such persons that all required annual Form 5 reports were filed by them for the fiscal year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and beneficial owners of more than 10% of its Common Stock.

Other matters

As of the date of this Proxy Statement, the Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as such persons deem advisable. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card.

Stockholder proposals for 2020 Annual Meeting

In order to be considered for inclusion in the Company’s proxy statement and proxy card relating to the 2020 Annual Meeting of Stockholders, any proposal by a stockholder submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received by the Company at its principal executive offices in New York, New York, on or before December 26, 2019. In addition, under the Company’s bylaws, any proposal for consideration at the 2020 Annual Meeting of Stockholders submitted by a stockholder other than pursuant to Rule 14a-8 will be considered timely if it is received by the Secretary of the Company at its principal executive offices between the close of business on November 26, 2019 and the close of business on December 26, 2019 and is otherwise in compliance with the requirements set forth in the Company’s bylaws.

  *** Exercise Your Right to Vote *** Important Notice Regarding

MARKETAXESS HOLDINGS INC. 55 HUDSON YARDS 15TH FLOOR NEW YORK, NY 10001 VOTE BY INTERNET -www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction from. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE-1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E74666-P16751 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED DETACH AND RETURN THIS PORTION ONLY MARKETAXESS HOLDINGS INC. The Board Of Directors recommends you vote FOR The following: 1.Election of Directors Nominees: For Against Abstain 1a. Richard M. McVey 1b. Nancy Altobello 1c. Steven L.Begleiter 1d. Stephen P. Casper 1e.Jane Chwick 1f. Christopher R. Concannon 1g. William F. Cruger 1h. Richard G. Ketchum 1i. Emily H. Portney 1j. John Steinhardt The Board Of Directors recommends you vote FOR Proposals 2 and 3 For Against Abstain 2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31,2019. 3. To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the 2019 Proxy Statement. NOTE: UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE AND FOR PROPOSALS 2 AND 3, AND WILL BE VOTED BY THE PROXYHOLDERS AT THEIR DISCRETION AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE MEETING OR AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS, JUST SIGN BELOW- NO BOXES NEED BE CHECKED. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] DATE Signature (Joint Owners) Date

2019 ANNUAL MEETING OF STOCKHOLDERS OF MARKETAXESS HOLDINGS INC. June 5,2019 Please date, sign and mail Your proxy card in the envelope provided as soon as possible. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: Combined Stockholder Letter, Proxy Statement and 10-k are available at www.proxyvote.com E74667-P16751 MARKETAXESS HOLDINGS INC. The Undersigned hereby appoints Richard M. McVey, Antonio L. DeLise and Scott Pintoff, jointly and severally, as proxies and attorneys of the undersigned, with full power of substitution and resubstitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of MarketAxess Holdings INC. to be held on Wednesday, June 5,2019, or at any postponement or adjournment thereof. You are encouraged to indicate your choices by marking the appropriate boxes, as specified on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side.